Exhibit 99.4

UNIWHEELS AG, Bad Dürkheim/Germany

Consolidated statements of financial position

as of 31 December 2016 and 2015

	Note	31 Dec 2016 EUR m	31 Dec 2015 EUR m

ASSETS
Goodwill	14	0.9	0.9
Other intangible assets	15	8.8	8.0
Property, plant and equipment	16	205.0	140.4
Investment property	16	0.7	0.7
Other non-current financial assets	19	0.5	0.6
Deferred tax assets	12	50.8	35.8

Total non-current assets		266.7	186.5
Inventories	17	54.1	56.2
Trade receivables	18	39.7	34.3
Other current financial assets	19	1.9	0.9
Current income tax assets		0.1	0.0
Other current non-financial assets	20	5.8	7.3
Cash and cash equivalents	32	22.6	39.3

Total current assets		124.0	138.0

Total assets		390.7	324.5

EQUITY AND LIABILITIES
Issued capital	21	12.4	12.4
Capital reserve	22	198.5	198.5
Revenue reserves	23	32.8	-10.9
Other reserves	24	-0.1	-0.1

Total equity		243.5	200.0
Non-current provisions	25, 26	2.1	3.3
Non-current financial liabilities	27, 29	50.1	39.7
Non-current trade payables	28	0.0	11.3
Other non-current non-financial liabilities		1.2	0.0

Total non-current liabilities		53.5	54.3
Current provisions	26	1.5	4.4
Current financial liabilities	27, 29	15.0	10.2
Current trade payables	28	62.0	43.7
Other current non-financial liabilities	30	13.6	10.9
Current income tax liabilities		1.7	1.0

Total current liabilities		93.7	70.2

Total equity and liabilities		390.7	324.5

UNIWHEELS AG, Bad Dürkheim/Germany

Consolidated statements of comprehensive income

for the fiscal years ended 31 December 2016, 2015 and 2014

	Note	2016 EUR m	2015 EUR m	2014 EUR m
Revenue	5	464.1	436.5	362.6
Changes in inventories of finished goods and work in progress		-4.3	1.4	7.7
Own work capitalised		1.3	0.6	0.6

Total operating performance		461.1	438.5	370.8

Other operating income	6	3.9	4.6	3.5
Cost of materials	7	256.0	262.4	219.7
Personnel expenses	8	76.0	66.0	57.6
Other expenses	9	62.8	56.0	51.2

EBITDA		70.2	58.7	45.9

Depreciation, amortisation and impairments	10	18.1	14.8	14.2
Interest income	11	0.2	0.5	0.6
Interest expense	11	3.1	4.4	10.7
Other finance revenue/costs	11	1.3	0.7	0.8

Profit or loss before tax		50.5	40.7	22.3
Income taxes	12	-13.6	0.0	-0.4

Net profit for the year		64.1	40.7	22.8

Items that may be recycled through profit or loss under certain conditions
Net gains/losses from cash flow hedges	24	-0.1	-0.1	-0.1

Other comprehensive income after tax		-0.1	-0.1	-0.1

Comprehensive income		64.0	40.6	22.7

Earnings per share (EUR)
basic		5.17	3.52	2.28

diluted		5.17	3.52	2.28

UNIWHEELS AG, Bad Dürkheim/Germany

Consolidated statements of changes in equity

for the fiscal years ended 31 December 2016, 2015 and 2014

	Issued capital EUR m	Capital reserve EUR m	Revenue reserves EUR m	Other reserves EUR m	Total EUR m
1 Jan 2014	10.0	46.3	29.0	0.1	85.4
Net profit or loss of the Group for the year			22.8		22.8
Other comprehensive income after tax				-0.1	-0.1

Comprehensive income			22.8	-0.1	22.7
Transfers from capital reserve		-5.7	5.7		0.0
Non-cash contribution of shares in UPP		74.2			74.2
Consolidation of shares in UPP			-98.9		-98.9

31 Dec 2014	10.0	114.9	-41.5	0.0	83.4
Net profit or loss of the Group for the year			40.7		40.7
Other comprehensive income after tax				-0.1	-0.1

Comprehensive income			40.7	-0.1	40.6
Conversion of the shareholder loan from UHM		24.7			24.7
Transaction costs		-0.7			-0.7
Capital increase from public floatation	2.4	59.6			62.0
Dividends paid			-10.0		-10.0

31 Dec 2015	12.4	198.5	-10.9	-0.1	200.0
Net profit or loss of the Group for the year			64.1		64.1
Other comprehensive income after tax				-0.1	-0.1

Comprehensive income			64.1	-0.1	64.0
Dividends paid			-20.5		-20.5

31 Dec 2016	12.4	198.5	32.8	-0.1	243.5

Uniwheels AG, Bad Dürkheim/Germany

Consolidated statements of cash flows

for the fiscal years ended 31 December 2016, 2015 and 2014

	Note	2016 EUR m	2015 EUR m	2014 EUR m

Cash flows from operating activities
Profit/loss for the year		64.1	40.7	22.8
Income tax through profit or loss		-13.6	0.1	-0.4
Finance costs through profit or loss		3.1	4.4	10.7
Interest income through profit or loss		-0.2	-0.5	-0.6
Gain/loss on the disposal of non-current assets		0.7	0.0	0.8
Depreciation and amortisation of non-current assets		18.1	14.8	14.2
Impairment losses on current and non-current assets		0.1	0.4	0.2
Other non-cash expenses and income		-0.2	-1.1	-1.7

Subtotal		72.1	58.7	46.0
(Increase)/Decrease of trade and other receivables		-5.4	-8.4	-3.0
(Increase)/Decrease of inventories		2.0	-2.8	-7.8
(Increase)/Decrease of other non-financial assets		1.6	-3.0	0.2
(Increase)/Decrease of other financial assets		-0.8	-0.5	1.6
Increase/(Decrease) of trade payables and other liabilities		6.9	-0.7	4.7
Increase/(Decrease) of provisions		-4.1	3.5	-0.4
Increase/(Decrease) of other non-financial liabilities		3.9	2.5	-2.4
Increase/(Decrease) of other financial liabilities		-3.4	-2.5	-6.1

Cash inflow from operating activities		72.7	46.7	32.9
Income taxes paid		-0.8	-0.6	-0.6

Net cash inflow from operating activities		71.9	46.1	32.3

Cash flows from investing activities
Cash paid for investments in property, plant and equipment		-82.1	-39.6	-13.7
Cash received from disposals of items of property, plant and equipment		0.0	0.0	0.3
Cash paid for investments in intangible assets		-1.9	-2.7	-1.0
Interest received		0.2	0.3	0.0

Net cash outflow from investing activities		-83.7	-41.9	-14.5

Free cash flow		-11.8	4.2	17.8

Cash flow from financing activities
Capital increase from public floatation		0.0	62.0	0.0
Transaction costs		0.0	-0.7	0.0
Cash paid for bonds		0.0	0.0	-44.5
Cash received from loans		20.0	0.0	77.9
Cash paid for loans		-6.2	-33.4	-30.9
Dividends paid to shareholders of the parent company		-20.5	-10.0	0.0
Interest paid		-2.6	-4.6	-8.5

Net cash outflow / inflow from financing activities		-9.3	13.3	-5.9
Net decrease / increase in cash and cash equivalents		-21.1	17.5	11.9
Cash and cash equivalents at the beginning of the period	32	39.3	20.8	8.9
Effect of exchange rate fluctuations on cash and cash equivalents		0.0	1.0	0.0

Cash and cash equivalents at the end of the period	32	18.2	39.3	20.8

UNIWHEELS AG, Bad Dürkheim/Germany

Notes to the consolidated financial statements

1. General

UNIWHEELS AG (hereinafter referred to as the “Company”, the “Group” or “UW AG”) is a German stock corporation. The Company’s registered offices and headquarters are at Gustav-Kirchhoff-Str. 10, 67098 Bad Dürkheim. The Company is registered in the commercial register of Ludwigshafen am Rhein district court under HRB 64198. The principle activities of the Company and its subsidiaries are the development, manufacture and sale of alloy rims and complete wheels and other components for automobiles.

UNIWHEELS AG’s parent company is UNIWHEELS Holding (Malta) Ltd., Sliema, Malta. The ultimate parent company of the Company is Rasch Holding Ltd., Tortola, British Virgin Islands (hereinafter referred to as “Rasch Holding”).

Upon entry in the commercial register on 24 November 2014 the legal form of UNIWHEELS Holding (Germany) GmbH was changed from a GmbH [“Gesellschaft mit beschränkter Haftung”: German limited liability company] to an AG [“Aktiengesellschaft”: German stock corporation].

UNIWHEELS AG has been listed on the Warsaw Stock Exchange since the initial public offering on 8 May 2015. UNIWHEELS AG placed 4,800,000 shares on the stock exchange of which 2,400,000 are new shares originating from an increase in subscribed capital and 2,400,000 existing shares that were held by the vendor shareholder.

The consolidated financial statements of the UNIWHEELS Group were prepared in accordance with the International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (IASB). In addition, the provisions of German commercial law applicable pursuant to Sec. 315a (1) HGB were observed.

The Company’s functional currency and the presentation currency of the consolidated financial statements is the euro (EUR). All amounts have been rounded to the nearest million euro (EUR million) unless indicated otherwise.

Due to rounding differences, it is possible that individual figures in these consolidated financial statements do not exactly add up to the reported totals and that the reported percentage figures do not exactly reflect the reported absolute figures.

2. Significant accounting policies

2.1. Basis of preparation

The consolidated financial statements have been prepared on a historical cost basis. This does not apply to certain derivative financial instruments, which were measured at their reporting-date fair value. Pertinent explanations are provided in the corresponding accounting policies.

Historical cost is generally based on the fair value of the consideration given in exchange for the assets.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether the price is directly observable or estimated using another valuation technique.

When calculating the fair value of an asset or a liability, the Group takes into account certain characteristics of the asset or the liability (such as condition and location of the asset or limitations of sale and use) if market participants would take those characteristics into account when pricing the acquisition of the asset or transfer of the liability as of the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statement is determined on such a basis, except for:

•	leases that fall within the scope of IAS 17 Leases; and

•	measurements that have some similarities to fair value but are not fair value, such as net realisable value in IAS 2 Inventories or value in use in IAS 36 Impairment of Assets.

Fair value is not always available as a market price. It frequently has to be determined based on various inputs. Fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety. The categories are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date

•	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly

•	Level 3 inputs are unobservable inputs for the asset or liability

Consolidation of subsidiaries

The consolidated financial statements contain the financial statements of UNIWHEELS AG and of the entities under its control (subsidiaries). The Company gains control when it:

•	has power over the investee
•	is exposed or has rights to variable returns from involvement with the investee
•	has the ability to use power over the investee to affect the amount of the investor’s return.

UNIWHEELS AG reassesses whether it controls an investee if facts and circumstances indicate that there are changes to one or more of the three aforementioned elements of control.

A subsidiary is included in the consolidated financial statements from the date the Company gains control until that date when the entity ceases to control the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statement of profit or loss and other comprehensive income from the date the Company gains control until the date when the Company ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income are attributed to the owners of the Company. There are no non-controlling interests. For more information we were refer to note 3.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies.

All intra-Group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full upon consolidation.

Changes in the Group’s ownership interests in subsidiaries that do not lead to a loss of control are accounted for as equity transactions.

When the Group loses control of a subsidiary, a gain or loss is recognised in profit or loss, calculated as the difference between

•	the aggregate of the fair value of the consideration received and the fair value of any investment retained and

•	the carrying amount of the assets (including any goodwill) and liabilities of the subsidiary and any non- controlling interests

All amounts previously recognised in other comprehensive income in relation to that subsidiary are accounted for as if the Group had directly disposed of the related assets or liabilities of the subsidiary, i.e., reclassified to profit or loss or directly transferred to revenue reserves.

2.2. Foreign currencies

When preparing the financial statements of each individual Group entity, transactions in currencies other than the Group’s functional currency (foreign currencies) are translated at the rate of exchange prevailing on the transaction date. With the exception of UNIWHEELS Production (Poland) Sp. z o.o. (UPP), Stalowa Wola, Poland, the functional currency is the respective local currency. As UPP is an integrated unit, its functional currency is the euro.

Monetary items denominated in foreign currency are translated at the respective closing rate. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates prevailing as of the date when the fair value is determined. Non-monetary items measured at historical cost are translated at the exchange rate prevailing upon initial recognition. Exchange differences are recognised in profit or loss under other expenses and income in the period in which they arise.

For the purpose of preparing the consolidated financial statements, the assets and liabilities of foreign operations of the Group are translated to euro (EUR) at closing rates. Equity components are translated at the historical rate on the date they were acquired from the Group’s perspective. Income and expenses are translated at the average exchange rate for the period. Exchange differences from the translation of foreign operations to the Group’s currency are posted to other comprehensive income and accumulated in equity. Upon disposal of a foreign operation, all of the exchange differences accumulated in equity in respect of that operation attributable to the Group are reclassified to profit or loss.

The exchange rates used to translate the currencies of significance for the Group are presented in the table below:

	1 EUR	Closing rate 31 December		Annual average exchange rate
	=	2016	2015	2016	2015	2014
Poland	PLN	4.42	4.26	4.36	4.18	4.18
Sweden	SEK	9.57	9.18	9.47	9.35	9.08

2.3. Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable, net of discounts, rebates, and similar deductions.

2.3.1. Sale of goods

The Company generates revenue from the sale of goods which is recognised when the following conditions are satisfied:

•	The Group has transferred to the buyer the significant risks and rewards of ownership of the goods

•	The Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold

•	The amount of revenue can be measured reliably

•	It is probable that the economic benefits associated with the transaction will flow to the Group

•	The costs incurred or to be incurred in respect of the transaction can be measured reliably

2.3.2. Rendering of services

Revenue from service agreements is recognised by reference to the stage of completion of the transaction to the extent that the outcome of a transaction involving the rendering of services can be estimated reliably. The outcome of a transaction can be estimated reliably when the amount of revenue as well as the costs incurred or to be incurred in respect of the transaction can be measured reliably and it is probable that the economic benefits associated with the transaction will flow to the Company.

2.3.3. Interest income

Interest income is recognised when it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Interest income is accrued by reference to the principal outstanding and at the effective interest rate applicable. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset upon initial recognition.

2.4. Income taxes

Income tax expense represents the total amount of current and deferred tax expenses.

Current or deferred taxes are recognised in the statement of profit or loss unless they relate to items that are recognised either in the statement of comprehensive income or directly in equity, in which case, the current and deferred tax are also recognised in other comprehensive income or directly into equity respectively. If current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

2.4.1. Current tax

The current tax expense is determined based on taxable profit for the year. Taxable profit differs from the profit for the year as reported in the consolidated statement of profit or loss because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for the current tax expense is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

2.4.2. Deferred tax

Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit as well as on unused tax losses and interest carryforwards. Deferred tax liabilities are generally recognised on all temporary differences. Deferred tax assets are recognised when it is more likely than not that taxable income will be available against which deductible temporary differences, unused tax losses and interest expenses carried forward can be offset. The probable utilisation is based on the four-year-planning of the respective entity taking into account the loss history. Deferred tax assets and liabilities are not recognised if the temporary difference arises from the initial recognition (other than in a business combination) of assets and liabilities in a transaction that affects neither the taxable profit nor the profit for the year.

Deferred tax liabilities are recognised for taxable temporary difference associated with investments in subsidiaries, unless the Group is able to control the reversal of the temporarily difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets arising from deductible temporary differences associated with investments in subsidiaries are only recognised to the extent that it is probable that sufficient taxable profit will be available against which the temporary differences can be utilised and it is expected that the temporary differences will reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to recover all or part of the deferred tax assets.

Deferred taxes are determined on the basis of the tax rates that are expected to apply at the time that the liability is settled or the asset recovered. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

2.5. Earnings per share

Basic earnings per share is calculated by dividing the net profit after tax attributable to the shareholders of the parent company by the weighted average number of shares in circulation during the fiscal year. Diluted earnings per share is calculated on the assumption that all potentially dilutive securities and share-based compensation plans have been converted into shares or exercised respectively. In fiscal year 2016, 2015 and 2014 there were no circumstances leading to a dilution of the earnings per share.

2.6. Goodwill

Goodwill resulting from a business combination is recognised at cost less any impairment losses.

For the purpose of impairment testing, goodwill is allocated upon acquisition to each of the Group’s cash- generating units that is expected to benefit from the synergies of the business combination.

Cash-generating units to which a portion of goodwill was allocated are tested for impairment annually, or more frequently when there is an indication that a unit might be impaired. If the recoverable amount (the higher of value in use and fair value less costs to sell) of the cash-generating unit is less than the carrying amount, an impairment loss is charged. The impairment loss is allocated first to reduce the carrying amount of goodwill and then to the other assets of the cash-generating unit pro rata on the basis of the carrying amount of each asset in the unit.

Impairment losses on goodwill are recognised in profit or loss. Impairment losses charged on goodwill cannot be reversed in future periods.

Upon disposal of a cash-generating unit the attributable amount of goodwill is included when determining the gain or loss on disposal.

2.7. Intangible assets

Other intangible assets with finite useful lives are carried at cost less accumulated amortisation and any impairment losses. Amortisation is charged on a straight-line basis. The expected useful lives and amortisation methods are reviewed annually and all necessary changes in estimates are taken into account prospectively.

Amortisation was calculated based on the following useful lives:
Rights and licences (without hereditary building rights)	3-10	years
Hereditary building right	99	years
Software	3-10	years

With the exception of goodwill, the Group does not have any intangible assets with indefinite useful lives.

An intangible asset is derecognised when no future economic benefits are expected from its use or disposal. The gain or loss on disposal of an intangible asset is posted to profit or loss upon derecognition of the asset.

In 2015, the brand “UNIWHEELS”, the legal owner of which was Ralf Schmid, was transferred to the UNIWHEELS Group free of charge. Prior to the transfer, the UNIWHEELS Group had the unlimited non-exclusive right to use the brand without paying license fees. As a consequence of the fact that the Company did not have the exclusive rights to the UNIWHEELS brand and that the brand had not been used in the public domain, it is carried at a value of EUR 0 and not recognised in the statement of financial position.

2.8. Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses. Cost includes all costs allocable to the production process as well as an appropriate portion of production-related overheads. The cost of repairing and maintaining property, plant and equipment is generally expensed. Such cost is only recognised if it leads to a major extension or significant improvement in the respective asset. Property plant and equipment are depreciated on a straight-line basis, unless another depreciation method more closely reflects the pattern of consumption of economic benefits. The expected useful lives, residual values and depreciation methods are reviewed at each reporting date. Any necessary changes in estimates are taken into account prospectively.

The following economic useful lives were used to determine depreciation on property, plant and equipment:

Buildings	15-50	years
Technical equipment and machinery	3-20	years
Other equipment, operating and office equipment	3-20	years

Land does not have a finite useful life and is not depreciated.

Assets held under finance leases are depreciated over their expected useful lives using a depreciation policy that is consistent with that for similar assets owned by the Group. However, if it is reasonably certain that ownership will pass to the lessee, the assets are depreciated over the shorter of the lease term and the estimated useful life of the asset.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its continuing use or disposal. The gain or loss on disposal or retirement of an item of property, plant and equipment is determined as the difference between the net disposal proceeds and the carrying amount of the asset, and is posted to profit or loss.

2.9. Impairment of property, plant and equipment and intangible assets other than goodwill

At each reporting date, the Group reviews the carrying amount of property, plant and equipment and intangible assets to determine whether there are any indications for impairment. In the event of any such indication, the recoverable amount of the asset is determined. The recoverable amount is the higher of the asset’s fair value less costs to sell and its value in use. If an asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, the asset is not tested for impairment individually but rather as part of the cash-generating unit to which it belongs.

If an impairment loss has to be recognised, this corresponds to the amount by which the carrying amount of the asset or cash-generating unit exceeds its recoverable amount. If it is not possible to determine the value in use, the recoverable amount corresponds to the asset’s fair value less costs to sell. The value in use is determined by discounting estimated future cash flows. If there are indications that the reasons for recognising an impairment loss no longer exist, the Company reviews whether the impairment loss needs to be reversed in part or in full. Intangible assets with indefinite useful lives and those that are not available for use are tested for impairment at least annually or whenever there is an indication of impairment.

When the estimated recoverable amount of an asset or cash-generating unit falls below its carrying amount, the carrying amount of the asset or cash-generating unit is written down to the recoverable amount. The impairment loss is immediately recorded as an expense. If the impairment loss reverses in a later period, the carrying amount of the asset or cash-generating unit is written up to the revised estimate of the recoverable amount. The increase in the carrying amount cannot exceed the carrying amount that would have been determined (net of amortisation or depreciation) had no impairment loss been recognised for the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognised directly in profit or loss.

2.10. Investment property

Investment property is property held to earn rentals or for capital appreciation or both. This also includes property under construction for such purposes. Investment property is measured initially at cost, including transaction costs. Investment property is subsequently measured using the cost model in IAS 16.

An investment property is derecognised upon disposal or when the investment property is permanently withdrawn from use and no future economic benefits are expected from its disposal. Gains or losses arising from disposal of investment property are determined as the difference between the net disposal proceeds and the carrying amount of the assets and are recognised in profit or loss in the period of disposal.

2.11. Leases

A lease is classified as a finance lease if substantially all risks and rewards incidental to ownership are transferred to the lessee. All other leases are classified as operating leases. The Group only acts as lessee under operating and finance leases.

Finance lease assets with the Group as lessee are recognised at the inception of the lease as assets at the lower of the fair value of the leased assets or the present value of minimum lease payments. The corresponding obligation to the lessor is reported in the consolidated statement of financial position as a finance lease liability.

Lease payments are thus apportioned between the finance charge and the reduction of the lease liability so as to produce a constant periodic rate of interest on the remaining balance of the liability. The finance charge is recognised directly in the statement of profit or loss.

Rent payments under operating leases are recognised as an expense on a straight-line basis over the lease term unless another systematic basis is more representative of the time pattern of the Group’s benefit.

2.12. Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories is measured using the first-in-first-out (FIFO) method or the average cost method. Costs include allocable direct costs and overheads. Net realisable value is the estimated selling price of the inventories, less estimated costs of completion and the costs necessary to make the sale.

2.13. Financial instruments

2.13.1. Classification and measurement

A financial instrument is any contract that gives rise to both a financial asset of one entity and a financial liability or equity instrument of another entity.

The Group’s financial assets essentially comprise cash and cash equivalents, trade receivables, loans and derivatives with a positive market value. The financial liabilities essentially comprise loan liabilities, trade payables and derivatives with a negative market value.

Financial assets are initially measured at fair value plus transaction costs, with the exception of financial instruments held for trading, whose transaction costs are recognised immediately in profit or loss.

Financial liabilities are initially measured at fair value plus directly attributable transaction costs, with the exception of financial instruments held for trading, whose transaction costs are recognised immediately in profit or loss.

Financial instruments are classified upon initial recognition into the following categories:

•	Financial instruments held for trading (financial instruments at fair value through profit or loss)
•	Held-to-maturity investments
•	Available-for-sale financial assets
•	Loans and receivables
•	Other financial liabilities

Classification depends on the nature and purpose of the financial instrument. Financial assets are recognised and derecognised as of the trade date in the case of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.

Financial instruments classified as held for trading are measured at fair value. Any gain or loss on measurement is recognised in profit or loss. At the Company this mainly pertains to derivatives.

Held-to-maturity investments are measured at amortised cost using the effective interest method, less impairment. At present, the Company does not have any held-to-maturity investments.

Financial assets classified as available for sale are measured at fair value if this can be determined reliably. Unrealised gains or losses from subsequent measurement are recognised outside profit or loss in other comprehensive income. Equity investments that are not quoted on an active market and where it is impracticable to reliably measure their fair value are measured at amortised cost. At present, the Company does not have any available-for-sale financial instruments.

Loans and receivables are non-derivative financial assets or liabilities with fixed or determinable payments that are not quoted on an active market. Loans and receivables—including trade receivables, other receivables, bank balances and cash, and others—are measured at amortised cost using the effective interest method, less any impairment.

Other financial liabilities—including liabilities to banks and trade payables—are measured at amortised cost using the effective interest method.

The effective interest method is a method of calculating the amortised cost of a financial asset or financial liability and of allocating the interest income or expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments—including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts—through the expected life of the financial instrument or, when appropriate, a shorter period to the net carrying amount upon initial recognition.

Income from debt instruments is recognised using the effective interest method, with the exception of instruments classified as at fair value through profit and loss.

The Group does not exercise the fair value option allowed by IAS 39.

2.13.2. Impairment of financial assets

With the exception of financial assets at fair value through profit or loss, financial assets are assessed for indicators of impairment at each reporting date. Financial assets are impaired if there is objective evidence of changes with an adverse effect on the estimated future cash flows of the financial assets as a result of one or more events that occurred after initial recognition of the assets.

For equity investments that have been classified as available for sale, a significant or prolonged decline in the fair value of the asset below its cost is objective evidence of impairment.

For all other financial assets, objective evidence of impairment could include:

•	Significant financial difficulty of the issuer or counterparty
•	A breach of contract, such as a default or delinquency in interest or principal payments
•	It becoming probable that the borrower will enter bankruptcy or other financial reorganisation
•	The disappearance of an active market for that financial asset because of financial difficulties

For financial assets measured at amortised cost, the amount of the impairment loss corresponds to the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate.

For financial assets measured at cost, the amount of the impairment loss corresponds to the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment losses cannot be reversed in subsequent periods.

An impairment loss directly reduces the carrying amount of the financial assets concerned, with the exception of trade receivables, whose carrying amount is reduced via an allowance account. If an impaired trade receivable is considered uncollectible, it is written off against the allowance account. Payments received subsequently for amounts previously written off are also posted to the allowance account. Changes in the carrying amount of the allowance account are recognised in profit or loss.

If, in a subsequent fiscal year, the amount of the impairment loss on a financial asset measured at amortised cost decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed through profit or loss. However, the adjusted carrying amount may not exceed the amortised cost that would have been carried had no impairment been recognised.

2.13.3. Derecognition of financial instruments

The Group derecognises a financial asset when, and only when, the contractual rights to receive cash flows from the financial asset expire or the Group transfers the financial asset and substantially all the risks and rewards of ownership of the asset to a third party.

On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognised in other comprehensive income and accumulated in equity is recognised in profit and loss.

The Group derecognises financial liabilities when, and only when, the obligation under the liability is discharged, canceled or expires. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is posted through profit or loss.

2.14. Derivative financial instruments

The Group has entered into a number of derivative financial instruments to steer its interest risks, currency risks and commodity price risks. These include forward exchange contracts, interest swaps and commodity swaps. More information can be found on derivative financial instruments in notes 19, 27 and 31.

Derivative financial instruments are initially recognised at fair value on the date they are entered into and remeasured at fair value on each reporting date. The resulting gains or losses are posted through profit or loss immediately unless the derivative is part of a designated hedge that is effective. In this case, the time at which gains and losses from fair value measurement are recognised depends on the nature of the hedge.

2.15. Hedge accounting

The Group has designated some individual hedging instruments as cash flow hedges.

The relationship between the underlying and the hedging instrument is documented at the inception of a hedge relationship, including the aims of risk management and the Group’s strategy on which the hedge relationship is based. Moreover, regular documentation is kept, both at the inception of the hedge and during its term, of how effective the hedge is at offsetting changes in the cash flows of the underlying attributable to the hedged risk.

Disclosures on the fair values of the derivatives used for hedging purposes can be found in note 31.

The effective portion of the change in the fair value of the derivatives that are suitable as cash flow hedges and designated as such is presented in other comprehensive income as net gains/losses from cash flow hedges. The ineffective portion of the gain or loss on the hedge is posted through profit or loss and presented under other finance revenue/costs in the income statement.

Amounts posted to other comprehensive income are recycled to profit or loss in the period in which the underlying is released to profit or loss. The gain or loss is posted to the same line item of the income statement that the underlying is posted to.

Hedge accounting ends when the Group discontinues the hedge relationship, the hedging instrument expires, is sold, terminated or exercised or is no longer suitable for hedging purposes. The full amount of any gains or losses accrued under other comprehensive income at this time remain in equity and are only posted through profit or loss when the expected underlying is also posted through profit or loss. If the underlying transaction is no longer expected, the entire gain or loss is recycled immediately through profit or loss.

2.16. Cash and cash equivalents

Cash on hand and bank balances are measured at acquisition cost. They comprise cash held and any bank deposits that are available on call.

2.17. Equity

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments are recorded at the amount received upon issue less any directly allocable transaction costs. Transaction costs are costs that would not have been incurred had the instrument not been issued.

2.18. Post-employment benefits

The Company maintains both defined contribution plans and defined benefit plans.

Payments made to defined contribution plans are recorded as expenses when the employee has rendered service entitling him or her to receive the benefit.

The obligations under the defined benefit plans are measured using the projected unit credit method which reflects the present value of the vested benefit obligations calculated on the basis of actuarial principles. The defined benefit obligation (DBO) is determined by means of actuarial reports that are obtained annually and use inputs such as future salary and pension trends as well as biometric inputs.

2.19. Other non-current employee benefits

Provisions for long-service bonuses are generally calculated on the basis of actuarial principles. Commitments to top up any phased retirement agreements (“Altersteilzeitverträge”) entered into are accrued over the term of the plan, terminating at the latest on the date that the release from active service ends. If the Company carries any plan assets as defined by IAS 19.8, they are offset against the obligation, thereby reducing the balance sheet total.

2.20. Other provisions

Provisions are created when the Group has a present obligation (legal or constructive) from a past event that will lead to an outflow of resources embodying economic benefits to settle the obligation and it is possible to reliably measure the obligation.

The amount of the provision is the best estimate on the reporting date of the economic benefits to be surrendered to settle the present obligation. This should consider any inherent risks or uncertainties. If a provision is measured on the basis of estimated cash flows that are needed to settle the obligation, these cash flows should be discounted to net present value if the time effect of money is material.

If it can be assumed that some or all of the economic benefits needed to settle an obligation will be reimbursed by a third party, then these amounts are recognised as assets if reimbursement is more likely than not and the amount can be reliably measured.

Present obligations related to onerous contracts are provided as a provision. An onerous contract is presumed to exist when the Group is party to a contract that is expected to lead to unavoidable costs to perform the contract which exceed the inflow of economic benefits from the contract.

Provisions for the expenses expected from warranty obligations under German law on the sale of goods are provided for upon the date of sale of the products concerned at the best management estimate of costs expected to meet the Group’s obligation.

Provisions for the expected costs of restoration obligations represent elements of historical cost. Thus upon initial recognition provisions are created by debiting other comprehensive income directly. Restoration obligations related to operating leases in which the asset can be allocated to the lessor and therefore do not qualify as elements of the historical cost of the asset are recognised as provisions by debiting expenses with the commencement of use of the asset taken as the triggering event.

2.21. Estimation uncertainties and discretionary judgements

When applying the Group’s recognition and measurement policies as described above the management must assess matters, make estimates and discretionary judgements with reference to the carrying amounts of assets and liabilities that cannot be simply obtained from other sources. The estimates and underlying assumptions are made on the basis of past experience and other factors that are considered relevant. The actual values could differ from the estimates.

The assumptions on which such estimates are based are reviewed on a regular basis. Changes to estimates that only affect one reporting period are only considered in this period. However, if the changes affect both the current period and subsequent periods, these are considered in the current period and subsequent periods.

2.21.1. Significant exercise of judgement and estimates when applying accounting policies

The cases where management has exercised significant judgement in the course of applying the accounting policies of the Company are presented below as well as the impact these judgements have on the amounts presented in the consolidated financial statements. Judgements containing estimates have not been included in this presentation (see note 2.21.2).

Treatment of UPP as a business combination under common control

IFRS do not set any explicit rules for accounting for transactions under common control. The Company accounted for the acquisition of UPP in 2014 using the pooling of interests method. The consequence of this method was that the assets and liabilities of the entities involved in the transaction were measured in the consolidated financial statements of UNIWHEELS AG from 1 January 2012 onwards as if they were reported in the consolidated financial statements of the controlling shareholder. As a result, the assets and liabilities of UPP were rolled forward at their carrying amounts. For this reason, there was no need to conduct a purchase price allocation and recognise goodwill at the time of the business combination in 2014. All the effects from recording the acquisition of UPP in the accounts were posted directly to equity subsequent to the acquisition of the remaining 52% of the shares in 2014.

Accounting for leases

Group entities are lessees within the framework of a number leases. The assessment to be made when classifying leases as finance leases or operating leases as to whether the risks and rewards incidental to ownership lie with the Group is a discretionary judgement of management.

2.21.2. Main sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty on the reporting date that bear a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are described below.

Recognition and measurement of other provisions

The recognition and measurement of other provisions are based on expectations of the future outflow of benefits, past experience and the circumstances known as of the reporting date. The actual outflow of benefits may therefore differ from the amount recognised under other provisions. The carrying amount of other provisions amounted to EUR 3.3 million as of 31 December 2016 (31 December 2015: EUR 7.4 million). Further details on other provisions can be found in note 26.

Recognition of deferred tax assets on tax credits, unused tax losses and interest expenses carried forward

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Given the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded.

Deferred tax assets are recognised for the tax exemptions available to the subsidiary based in the Stalowa Wola special economic zone to the extent that it is probable that taxable profit will be available against which the tax exemptions can be utilised. Likewise, deferred tax assets are recognised on unused tax losses and interest expenses carried forward on the basis of an estimate. This estimate is derived from the planning projections of the available taxable income, taking account of the minimum taxation ruling. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

As of 31 December 2016, the carrying amount of deferred tax assets recognised on tax credits amounted to EUR 39.7 million (31 December 2015: EUR 29.7 million). As of 31 December 2016, the carrying amount of deferred tax assets recognised on unused tax losses and interest carryforwards amounted to EUR 9.8 million (31 December 2015: EUR 4.6 million). Other details on deferred taxes can be found in note 12.

2.22. Standards adopted in the reporting period and changes in presentation

The Company adopted the following new or amended standards in the reporting period.

Standard/ amendment/ interpretation	Content	Mandatory pursuant to IASB from

Amendments to IFRS 10, IFRS 12 and IAS 28	Investment Companies Application of the Exemption from Consolidation	1 Jan 2016

Amendments to IFRS 11	Accounting for Acquisitions of an Interests in a Joint Operation	1 Jan 2016

Amendment to IAS 1	Disclosure Initiative	1 Jan 2016

Amendments to IAS 16 and IAS 38	Clarification of Acceptable Methods of Depreciation and Amortisation	1 Jan 2016

Amendments to IAS 16 and IAS 41	Agriculture: Bearer Plants	1 Jan 2016

Amendments to IAS 27	Equity Method in Separate Financial Statements	1 Jan 2016

Annual IFRS Improvement Process	2012-2014 cycle	1 Jan 2016

IFRS 14	Regulatory Deferral Accounts	1 Jan 2016

There is no significant impact on the disclosures or amounts presented in the consolidated financial statements from applying these amendments.

2.23. New standards and interpretations that are not yet mandatory

The following new and amended standards and interpretations have already been issued by the IASB but have not yet become mandatory. The Company has not early adopted these standards.

Standard/ amendment/ interpretation	Content	Mandatory pursuant to IASB from

IFRS 2	Classification and Measurement of Share-Based Payments	1 Jan 2018

IFRS 4	Application of IFRS 9 in conjunction with IFRS 4	1 Jan 2018

IFRS 9	Financial Instruments	1 Jan 2018

IFRS 15	Revenue from Contracts with Customers	1 Jan 2018

Clarification of IFRS 15	Revenue from Contracts with Customers	1 Jan 2018

IFRS 16	Leases	1 Jan 2019

Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	postponed by the IASB for an indefinite period

Amendments to IAS 7	Disclosure Initiative—Reconciliations of Liabilities from Financing Activities	1 Jan 2017

Amendments to IAS 12	Recognition of Deferred Tax Assets for Unrealised Losses	1 Jan 2017

Amendments to IAS 40	Transfer of Investment Property	1 Jan 2018

Annual IFRS Improvement Process	2014-2016 cycle	1 Jan 2017/1 Jan 2018

IFRIC 22	Foreign Currency Transactions and Advance Consideration	1 Jan 2018

The above (amendments and additions to the) Standards and Interpretations will be applied by the UNIWHEELS Group on the date on which they first become mandatory.

IFRS 9 financial instruments

In July 2014, IASB published the final version of IFRS 9. In comparison to the preceding standard, IAS 39, this standard sets a new classification model for financial assets. The subsequent measurement of financial assets is based on two categories with different measurement bases and a different approach to measuring changes in value. The categories are based on the contractual cash flows of the instrument and the business model carrying the instrument. Depending on the degree to which these conditions are fulfilled, subsequent measurement is as follows:

•	at amortised cost using the effective interest rate method
•	at fair value with gains or losses being posted through other comprehensive income
•	at fair value with gains or losses being posted through profit or loss.

A financial asset is only measured at fair value through profit or loss when it cannot be classified to one of the other categories.

In addition, reporting entities may apply the fair value through profit or loss option or a fair value through other comprehensive income option if certain conditions are met.

With regard to financial liabilities the existing rules have been largely retained unchanged in IFRS 9. The only significant novelty relates to the fair value option for financial liabilities. Fair value fluctuations on the basis of changes in the risk of the reporting entity’s own credit risk are to be posted directly to other comprehensive income unless doing so would create an accounting mismatch.

In addition, IFRS 9 has established a new model for impairments. This shifts the focus onto an earlier recognition of risk. IFRS 9 provides for three levels of recognising expected losses and interest revenue in future. Upon initial recognition any losses expected are to be recognised at the net present value of the expected loss in the twelve months after the reporting date (level 1). If there is a significant increase in the credit risk associated with the financial instrument, then an allowance should be made for the full lifetime expected credit losses (level 2). Finally, upon objective evidence of an impairment, interest revenue is calculated by applying the effective interest rate to the amortised cost balance, which comprises the gross carrying amount adjusted for any loss allowance (level 3). Exceptions from the basic impairment model are made, for example for trade receivables. A simplified impairment model is provided for these instruments by which a risk allowance is to be recognised at the amount of the expected losses over the residual term of the instrument, regardless of the credit rating. This means that such instruments are automatically measured at level 2 and transferred to level 3 if there is any objective indication of an impairment. Allocation to level 1 is prohibited.

With respect to most financial instruments, management believes that their classification in compliance with IFRS 9 will not lead to a change in valuation compared to IAS 39. Likewise, no changes are expected to the measurement of impairment losses using the expected loss model pursuant to IFRS 9. Generally, management assumes that the disclosures in the notes on financial instruments will need to be expanded in certain points on account of more detailed standards. Management is currently examining the impact of the treatment of hedge accounting and cannot make any more exact statement at this stage.

IFRS 15 revenue from contracts with customers

In May 2014, the IASB published a new standard containing one all-encompassing model for the recognition of revenue from contracts with customers. The core principle of this model is that an entity recognises revenue when the transfer of promised goods or services to customers is completed. Thus revenue is recognised at an amount that reflects the consideration to which the entity expects to be entitled. The management currently assumes that there will not be a significant impact from the application of IFRS 15 on the revenue recognition of the UNIWHEELS Group.

IFRS 16 leases

IFRS 16 governs the recognition of leases and replaces the preceding standard IAS 17. According to the new standard there is now a duty for the lessee to recognise the rights and obligations arising from leases. Consequently, the lessee will recognise the rights attached to the leased asset as a right-of-use asset and a corresponding lease liability. The provisions of IFRS 16 apply separately to each contract. However, both the lessor and the lessee have the opportunity under certain circumstances to apply portfolios instead of applying an item-by-item approach. These are then subject to the requirements of IFRS 16. In addition, there are allowed alternative treatments for lessees in isolated cases with regard to short-term leases and agreements for low-value assets.

For lessors, the distinction between finance leases and operating leases remains under the new standard.

In addition to changes in the accounting treatment, IFRS 16 also extends the disclosures required from both lessors and lessees.

Management assumes that this significant amendment will increase the balance sheet total to include material operating leases that are not covered by the exceptions in IFRS 16. Moreover, additional disclosures will be required in the notes on certain points. Management has not yet decided which transitional ruling will be applied.

It has been decided to refrain from making a more detailed presentation of new or amended standards and interpretations as the impact of their adoption on the presentation of financial position, financial performance and cash flows of the Group is expected to be immaterial.

3. Disclosures on subsidiaries

The Group comprises the following entities:

Entity	Code	Domicile	Main business

Fully consolidated domestic entity
ATS Leichtmetallräder (Germany) GmbH	ATS LM	Bad Dürkheim, Germany	Production of aluminium wheels
UNIWHEELS Leichtmetallräder (Germany) GmbH	UWLM	Bad Dürkheim, Germany	Distribution of aluminium wheels
UNIWHEELS Automotive (Germany) GmbH	UAG	Bad Dürkheim, Germany	Development of aluminium wheels
UNIWHEELS Investment (Germany) GmbH	UIG	Bad Dürkheim, Germany	Holding company
UNIWHEELS Production (Germany) GmbH	UPG	Bad Dürkheim, Germany	Production and distribution of aluminium wheels
UNIWHEELS OEM (Germany) GmbH	UOG	Bad Dürkheim, Germany	Distribution of aluminium wheels

Fully consolidated foreign entities

UNIWHEELS Production (Poland)	UPP	Stalowa Wola, Poland	Production and distribution of aluminium wheels
Sp. z o.o.
UNIWHEELS Trading (Sweden) AB	UTSE	Jönköping, Sweden	Distribution of aluminium wheels

		Voting rights and shareholding
Entity	Currency	31 Dec 2016	31 Dec 2015

Fully consolidated domestic entity
ATS LM	EUR	100%	100%
UWLM	EUR	100%	100%
UAG	EUR	100%	100%
UIG	EUR	100%	100%
UOG	EUR	100%	100%
UPG	EUR	100%	100%

Fully consolidated foreign entities
UPP	EUR	100%	100%
UTSE	SEK	100%	100%

In the course of spinning off the OEM distribution to a separate entity, UNIWHEELS OEM (Germany) GmbH was founded effective retroactively to 1 July 2015. UOG is a newly founded company. The spin-off was entered in the commercial register on 1 October 2015. As a transaction internal to the Group, this event did not have any effect on the financial position and financial performance of UW AG.

UW AG directly holds 100% of the domestic subsidiaries, while it has an indirect holding of the fully consolidated foreign entities. Thus the shares in UPP are held by UIG and the shares in UTSE by ATS LM.

All subsidiaries were fully consolidated in the consolidated financial statements (31 December 2016: 8; 31 December 2015: 8). There were no associates or joint ventures.

As in the prior years, UNIWHEELS Investment (Germany) GmbH (UIG) holds 100% of UNIWHEELS Production (Poland) Sp. z o. o. (UPP). UNIWHEELS Investment (Germany) GmbH (UIG) is a wholly owned subsidiary of UNIWHEELS AG (UW AG). Until 10 June 2014, UNIWHEELS Holding (Malta) Ltd. (UHM) held 52% in UPP. UHM is the sole shareholder of UW AG.

By contract dated 10 June 2014, UHM sold 1,700 of the 6,800 shares it held in UPP to UW AG. In this context, UW AG was granted a loan of EUR 24.7 million which was recognised in non-current financial liabilities (see note 27). The loan is subject to interest of 4.5% p.a. It was converted into equity in connection with the IPO on 8 May 2015. The remaining 5,100 shares in UPP held by UHM were transferred to UW AG for no consideration (non-cash contribution). Due to the acquisition, which was financed by EUR 24.7 million in shareholder loans, and full consolidation of UPP since 1 January 2012, there has been a shift between debt capital and equity capital of this amount. UW AG assigned the shares in UPP it had purchased and received to UIG for no consideration (non-cash consideration). As a result, UIG holds all the shares in UPP since 10 June 2014. As the parent company, UW AG therefore indirectly holds all the shares in UPP. Both before and after the transaction, UPP is under the joint control of Ralf Schmid, who holds 93.5% of the shares in UHM and under the joint control of UHM itself. The transaction described above therefore qualifies as a transaction under common control. Due to the acquisition of shares in UPP by UW AG and UIG in 2014, respectively, qualifying as a transaction under common control, they were presented retrospectively prior to the purchase as though UW AG and UIG always held 100% of the shares in UPP. Please see note 2.21.1 for more information on the accounting treatment of this transaction.

4. Segment reporting

According to IFRS 8, reportable segments are to be identified on the basis of the internal reporting submitted on a regular basis to the chief operating decision-makers of the Company who evaluate how to allocate the resources of the Company to these segments and assesses their performance.

The allocation of resources and assessment of the performance of these segments is performed by the management board of the UNIWHEELS Group as the chief operating decision-maker. The UNIWHEELS Group is managed as a business unit that operates in the field of wheel production. The representatives of individual legal entities cannot act individually, i.e. the allocation of resources is performed by the management of the Group primarily with a view to its activity as a producer of wheels. It decides and acts for the UNIWHEELS Group as a whole, taking overall responsibility. The primary management indicators that are provided by the internal reporting are the unit numbers of wheels, sales revenue and earnings before interest, taxes, depreciation and amortisation. In addition, the chief decision-makers consider revenue and unit sales in the distribution channels Automotive and Accessory. In the Automotive distribution channel, the aluminium wheels are delivered to the automobile industry. In the Accessory division, the Group supplies the European car parts market. No earnings figures are supplied for the two distribution channels. The revenue and unit sales figures are not used for allocating resources to production.

The monthly reporting is prepared at Group level.

The primary management indicators pursuant to IFRS are as follows:

	2016	2015	2014
External revenue (EUR m)	464.1	436.5	362.6
Unit sales (in thousands)	8,761	7,822	7,228
EBITDA (EUR m)	70.2	58.7	45.9

The allocation of revenue and non-current assets to geographical regions is based on the country in which the Group entity is based. A breakdown of revenue and non-current assets (excluding financial instruments and deferred tax assets) by region follows:

	External revenue			Non-current assets pursuant to IFRS 8
	2016 EUR m	2015 EUR m	2014 EUR m	31.12.2016 EUR m	31.12.2015 EUR m	31.12.2014 EUR m
Germany	188.8	176.6	140.1	31.2	28.0	28.5
Poland	275.3	259.9	222.4	184.2	122.0	94.1
Other	0.0	0.0	0.1	0.0	0.0	0.0

	464.1	436.5	362.6	215.4	150.0	122.6

Revenue and unit sales figures for wheels break down by distribution channel (Automotive and Accessory) as follows:

	External revenue			Unit figures
	2016 EUR m	2015 EUR m	2014 EUR m	2016 thousand units	2015 thousand units	2014 thousand units
Accessory	84.8	79.8	74.4	1,583	1,417	1,438
Automotive	371.5	350.8	283.8	7,178	6,405	5,790

	456.3	430.6	358.2	8,761	7,822	7,228

Of the revenue of EUR 464.1 million (2015: EUR 436.5 million; 2014: EUR 362.6 million) (see note 5), 10% or more is attributable to the following key customers:

	2016 EUR m	2015 EUR m	2014 EUR m
Customer A	78.1	84.7	64.1
Customer B	62.1	55.6	47.2
Customer C	60.5	45.9	41.6

	200.7	186.2	152.9

5. Revenue

The breakdown of Group revenue for the fiscal year is as follows:

	2016 EUR m	2015 EUR m	2014 EUR m
Revenue—Wheels	456.3	430.6	358.2
Revenue—Die casts	4.6	3.5	2.9
Revenue—Scrap	5.8	4.8	4.0
Revenue—Other	2.1	1.6	1.3
Discount allowed	-4.7	-4.0	-3.8

	464.1	436.5	362.6

6. Other operating income

	2016 EUR m	2015 EUR m	2014 EUR m
Income from the reversal of provisions	1.4	0.7	1.1
Income relating to other periods	0.5	1.2	0.9
Income from exchange rate gains	0.4	2.0	0.9
Reimbursement of grid charges	0.4	0.0	0.0
Income from the reduction of specific valuation allowances on receivables	0.2	0.0	0.0
Other	1.0	0.7	0.6

	3.9	4.6	3.5

7. Cost of materials

The cost of materials breaks down as follows:

	2016 EUR m	2015 EUR m	2014 EUR m
Aluminium (incl. strontium, titanium, boron)	169.7	188.1	148.9
Energy (incl. electricity, gas, water, heating)	21.7	21.4	20.4
Paint	16.8	14.2	14.2
Other cost of materials	47.8	38.7	36.1

	256.0	262.4	219.7

Other cost of materials chiefly consists of the cost of purchased merchandise, consumables and supplies, hired temps and purchased services.

8. Personnel expenses

Personnel expenses break down as follows:

	2016 EUR m	2015 EUR m	2014 EUR m
Wages and salaries	64.1	56.0	48.5
Social security, pensions and other benefit costs	11.9	10.0	9.1

	76.0	66.0	57.6

As in the prior years, contributions to defined benefit plans were marginal.

9. Other expenses

	2016 EUR m	2015 EUR m	2014 EUR m
Repairs and maintenance	18.0	14.9	13.7
Selling expenses	12.1	9.7	9.4
Cost allocations received	4.5	4.2	5.5
Rents of buildings and rent incidentals	3.7	3.4	2.9
Expenses for rents and leases	3.6	3.9	4.0
Legal expenses and consulting fees	2.4	2.8	2.6
Office and administration expenses	2.0	1.9	2.1
Exchange rate losses	1.8	1.2	0.0
Advertising and travel expenses	1.9	1.9	1.6
Guarantees and insurance	1.7	1.6	1.2
Other personnel costs	1.7	1.3	1.0
Costs for tools and small devices	1.6	1.3	1.1
Research and development expenses	1.5	0.9	0.8
Contributions, fees and bank charges	1.0	2.9	0.9
Losses from the disposal of property, plant and equipment	0.7	0.0	0.8
Vehicle fleet	0.6	0.6	0.7
Recruiting	0.5	0.6	0.4
Costs for expert reports	0.5	0.5	0.6
Other taxes	0.4	0.6	0.7
Other	2.7	1.9	1.2

	62.8	56.0	51.2

The exchange rate losses are mainly attributable to realised exchange rate losses on time deposits denominated in PLN.

In the year 2015, expenses for contributions, fees and bank charges consisted primarily of costs associated with the IPO of EUR 2.3 million.

The management services performed by UHM for the entities of the UNIWHEELS Group are reported uniformly under “cost allocations received” in fiscal year 2016. In year 2015, a portion of EUR 1.7 million and in year 2014 a portion of EUR 1.9 million was reported under legal expenses and consulting fees. Both prior-year figures were adjusted accordingly.

Internal and external research and development expenses amounted to EUR 4.7 million (2015: EUR 4.1 million; 2014: EUR 4.1 million). In addition to the research and development expenses presented in the table, personnel expenses (see note 8) include research and development expenses of EUR 3.2 million (2015: EUR 3.2 million; 2014: EUR 3.2 million). In fiscal year 2016 the developers of coquilles were likewise included in R&D expenses and the prior year figures 2015 and 2014 were adjusted accordingly. The adjustment is immaterial to a true and fair view of the group.

10. Depreciation, amortisation and impairments

	2016 EUR m	2015 EUR m	2014 EUR m
Amortisation of intangible assets	1.1	0.8	0.8
Depreciation of property, plant and equipment	16.1	13.7	13.4
Impairment losses	0.8	0.2	0.0

	18.1	14.8	14.2

11. Financial result

The financial result breaks down as follows:

	2016 EUR m	2015 EUR m	2014 EUR m
Interest income
Interest income from loans and receivables	0.2	0.3	0.4
Other interest income	0.0	0.2	0.2

	0.2	0.5	0.6
Interest expense
Interest expense on financial liabilities	2.5	3.8	9.7
Interest expenses from finance leases	0.1	0.2	0.3
Other interest expenses	0.5	0.3	0.6

	3.1	4.4	10.7
Gain or loss from fair value measurement of financial instruments	1.3	0.7	0.8

	-1.6	-3.2	-9.4

A breakdown of income from financial investments by IAS 39 measurement category follows:

	2016 EUR m	2015 EUR m	2014 EUR m
Total interest income from financial assets measured at amortised cost	0.2	0.5	0.4
Total interest expenses for financial liabilities not measured at fair value	-3.1	-4.4	-10.7
Change in fair value of held for trading financial instruments	1.3	0.7	0.8
Net interest income from non-financial assets and liabilities	0.0	0.0	0.1

	-1.6	-3.2	-9.4

Interest income from financial instruments measured at amortised cost is mainly comprised of interest income from loans and receivables.

Interest expenses on financial instruments that are not measured at fair value mainly consist of interest on financial liabilities, bank loans in particular. In 2014, this item also contained interest for the bond issued by the Group. The redemption of the bond was initiated by a resolution dated 26 September 2014. On this basis the full outstanding volume (EUR 44.5 million) has been repaid to the creditors of the bond on 5 November 2014 at 102% of its face value plus the accumulated interest.

12. Income taxes

Income taxes recorded in the consolidated income statement

	2016 EUR m	2015 EUR m	2014 EUR m
Current tax
Tax expense for the period	1.4	0.8	0.1
Adjustments to current taxes in other periods	0.0	0.2	0.4

	1.4	1.0	0.5
Deferred taxes
Deferred tax expenses recorded in the reporting year	0.5	5.4	1.6
Deferred tax income recorded in the reporting year	15.5	6.4	2.6

	-15.0	-1.0	-0.9

Income from income taxes recorded in the income statement	-13.6	0.0	-0.4

A reconciliation between the expected tax burden and the income tax presented in the income statement follows. The calculation of the expected income tax (both current and deferred) is based on the overall German tax rate of 28.61% (2015: 28.61%; 2014: 28.61%). The substantial increase in the impact of tax credits due to the activity in the special economic zone of Stalowa Wola (UPP) mainly results, in addition to the increased expected taxable results over a four year planning horizon, from an opposing effect in fiscal year 2015 due to the reduction of the planning horizon from five to four years.

The tax expense for the fiscal year can be reconciled to profit or loss for the period as follows:

	2016 EUR m	2015 EUR m	2014 EUR m
Profit or loss before tax	50.5	40.7	22.3
Income tax expense at a tax rate of 28.61%	14.5	11.7	6.4
Effects of unused tax losses and interest expenses carried forward not recognised as deferred tax assets	0.0	0.0	2.0
Utilisation of unused tax losses and interest carryforwards for which no deferred taxes had been set up (UW AG)	-3.3	-1.0	0.0
Effect of recognising deferred tax assets on future unused tax losses and interest carryforwards (UW AG)	-5.2	-4.6	0.0
Impact of tax credits due to the activity in the special economic zone of Stalowa Wola (UPP)	-16.4	-1.7	-7.0
Impact of non-deductible expenses	0.5	0.5	0.8
Tax-free income	-0.4	-0.4	0.0
Impact of unused temporary differences not recognised as deferred tax assets	0.0	-1.3	0.3
Effect of different tax rates at subsidiaries in other jurisdictions	-3.4	-3.5	-3.1
Other	0.1	0.1	-0.3

	-13.6	-0.2	-0.8

Adjustments to current taxes of other periods recorded in the reporting period	0.0	0.2	0.4

Income from income taxes recorded in the income statement	-13.6	0.0	-0.4

The calculation of deferred taxes is based on the profits distributed and retained in Germany using a uniform corporate income tax rate of 15% and the related solidarity surcharge of 5.5%. In addition to corporate income tax, trade tax is also levied on income generated in Germany. Taking account of the non-deductibility of trade tax due to the discontinuation of operations, the average trade tax rate comes to 12.78% (31 December 2015: 12.78%; 31 December 2014: 12.78%) resulting in an aggregate tax rate in Germany of 28.61% (31 December 2015: 28.61%; 31 December 2014: 28.61%). Deferred tax assets and deferred tax liabilities are measured using the tax rates that are expected to apply on the date the assets are realised or the liability settled.

No deferred taxes were recognised on the differences between the carrying amounts in the separate IFRS financial statements and the relevant tax bases of the investments, referred to as outside basis differences, of EUR 58.0 million (31 December 2015: EUR 83.8 million; 31 December 2014: EUR 99.3 million) as the Company is able to steer the date on which the differences reverse, no distributions were planned on the respective cut-off dates and there are no plans to divest of the investments for the foreseeable future.

The German entities are included in a consolidated tax group. UW AG is the parent company of the consolidated tax group. As the parent company, UW AG has incurred corporate income tax losses of EUR 40.7 million (31 December 2015: EUR 47.1 million; 31 December 2014: EUR 49.6 million), trade tax losses of EUR 34.1 million (31 December 2015: EUR 38.5 million; 31 December 2014: EUR 41.7 million) and interest carryforwards of EUR 49.0 million (31 December 2015: EUR 54.2 million; 31 December 2014: EUR 55.1 million). The tax losses and interest carryforwards can be offset indefinitely against future taxable profits of the entities. Due to the substantial improvement in earnings at UPG in fiscal year 2016, it can be assumed that the unused tax losses, interest expenses carried forward and temporary differences can be partially utilised in the tax planning. No deferred tax assets were recognised on temporary differences at the entities in the consolidated tax group of EUR 2.5 million (31 December 2015: EUR 3.0 million; 31 December 2014: EUR 6.6 million). Deferred tax assets of EUR 9.8 million (31 December 2015: EUR 4.6 million; 31 December 2014: EUR 0.0 million) were recognised on the unused tax losses and interest carryforwards based on the projected taxable income over a four year planning horizon and taking account of the deferred tax assets already recognised on temporary differences and the loss history in the past. No deferred tax assets were recognised on corporate income tax losses of EUR 25.3 million (31 December 2015: EUR 41.6 million; 31 December 2014: EUR 49.6 million), trade tax losses of EUR 17.1 million (31 December 2015: EUR 32.4 million; 31 December 2014: EUR 41.7 million) and interest carryforwards of EUR 33.8 million (31 December 2015: EUR 46.8 million; 31 December 2014: EUR 55.1 million). The majority shareholder of UNIWHEELS AG is currently examining the options for a strategic sale. In the case of a sale, the recoverability of deferred tax assets that have been recognised on unused tax losses and interest expenses carried forward by UW AG must be reexamined.

In addition, the Company obtained licences to conduct business in the special Stalowa Wola economic zone, whereby the Company receives government grants for its production activities in the form of tax credits on the annual profits it generates. UPP is exempted from paying tax. As a result, no deferred taxes are recognised on temporary differences. The tax subsidies are limited to 2017 (for three licences) and 2026 (for four licences). The Company is meeting the obligations underlying the operating licences in terms of the headcount employed and the amount of capital expenditure required. Deferred tax assets of EUR 39.7 million (31 December 2015: EUR 29.7 million; 31 December 2014: EUR 34.7 million) were recognised on the expected taxable results over a four year planning horizon, applying IAS 12 by analogy. This planning horizon was considered appropriate for the prospective use of the tax credits. Tax credits of EUR 52.4 million (31 December 2015: EUR 47.8 million; 31 December 2014: EUR 40.2 million) were not recognised.

Income taxes recognised in other comprehensive income

Other comprehensive income includes a minimal amount of income taxes (2015: EUR 0.1 million; 2014: EUR 0.0 million) resulting from the remeasurement at fair value of hedge instruments concluded as cash flow hedges.

Deferred tax assets and deferred tax liabilities

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Deferred tax assets	51.1	36.0
Deferred tax liabilities	-0.3	-0.2

net	50.8	35.8

Analysis of deferred tax assets and liabilities as presented in the consolidated statement of financial position:

31 Dec 2016	Opening balance EUR m	Through profit and loss EUR m	Through other comprehensive income EUR m	Closing balance EUR m
Temporary differences from:
Intangible assets	0.5	0.0	0.0	0.5
Property, plant and equipment	0.2	0.0	0.0	0.2
Other assets	0.4	0.0	0.0	0.4
Other non-current financial liabilities	-0.2	0.0	0.0	-0.2
Other non-current provisions	0.6	-0.1	0.0	0.5
Current financial liabilities	-0.1	0.0	0.0	-0.1

	1.4	-0.1	0.0	1.3

Tax losses and interest carryforwards (UW AG)	4.6	5.2	0.0	9.8
Tax credits (UPP)	29.8	9.9	0.0	39.7

	35.8	15.0	0.0	50.8

31 Dec 2015	Opening balance EUR m	Through profit and loss EUR m	Through other comprehensive income EUR m	Closing balance EUR m
Temporary differences from:
Intangible assets	0.0	0.5	0.0	0.5
Property, plant and equipment	0.0	0.2	0.0	0.2
Other assets	0.4	0.0	0.0	0.4
Other non-current financial liabilities	-0.1	-0.1	0.0	-0.2
Other non-current provisions	0.3	0.3	0.0	0.6
Current financial liabilities	-0.2	0.1	0.0	-0.1
Trade payables	-0.3	0.3	0.0	0.0

	0.1	1.3	0.0	1.4

Tax losses and interest carryforwards (UW AG)	0.0	4.6	0.0	4.6
Tax credits (UPP)	34.7	-4.9	0.0	29.8

	34.8	1.0	0.0	35.8

31 Dec 2014	Opening balance EUR m	Through profit and loss EUR m	Through other comprehensive income EUR m	Closing balance EUR m
Temporary differences from:
Property, plant and equipment	0.0	0.0	0.0	0.0
Other assets	0.1	0.3	0.0	0.4
Other non-current financial liabilities	-0.1	0.1	0.0	-0.1
Other non-current provisions	0.3	0.0	0.0	0.2
Current financial liabilities	0.0	-0.2	0.0	-0.2
Trade payables	-0.2	-0.1	0.0	-0.3

	0.0	0.0	0.0	0.1

Tax credits (UPP)	33.8	0.9	0.0	34.7

	33.8	0.9	0.0	34.7

13. Earnings per share

	2016	2015	2014
Weighted average number of shares (in thousand)	12,400	11,558	10,000
Profit after tax (in EUR m)	64.1	40.7	22.8
Earnings per share (EUR)
basic	5.17	3.52	2.28
diluted	5.17	3.52	2.28

14. Goodwill

The carrying amount of goodwill of EUR 0.9 million was allocated in full to the UNIWHEELS Automotive (Germany) cash-generating unit. It arose from the acquisition accounting of the shares in UNIWHEELS Automotive (Germany) GmbH and therefore falls under the application of IFRS 1 C4(j) in the course of the first-time adoption of IFRS.

As in the prior year, impairment tests were conducted as of 31 December. The recoverable amount was determined as the value-in-use of the cash-generating unit. This was determined on the basis of the business planning ratified by the management and the corresponding cash flows for the coming four years. The terminal value was then determined by rolling forward the last year in the detailed planning phase of four years. A growth rate of 1.0% (31 December 2015: 1.0%) was assumed in the process.

The weighted average cost of capital used to discount the cash flows to present value was determined using the capital asset pricing model (CAPM). The systemic risk of the cash-generating unit was determined by making reference to a peer-group of listed companies. The weighted average cost of capital before tax used in the impairment test as of 31 December 2016 comes to 9.17% (31 December 2015: 8.87%).

The impairment test did not reveal any need to record an impairment.

15. Other intangible assets

The following table lists the carrying amount of other intangible assets on the reporting date:

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Rights and licences	1.7	1.3
Data-processing software	6.2	5.9
Payments on account	0.8	0.8

	8.8	8.0

The development of the historical cost and accumulated amortisation and impairments recorded on other intangible assets is as follows:

	Rights and licences EUR m	Data- processing software EUR m	Payments on account EUR m	Total EUR m

Cost
1 Jan 2015	1.0	7.6	2.2	10.8
Additions	0.0	0.4	0.2	0.7
Reclassifications	0.6	3.0	-1.6	2.0

31 Dec 2015	1.6	11.0	0.8	13.5

Additions	0.0	0.3	0.2	0.5
Reclassifications	0.5	1.1	-0.2	1.4

31 Dec 2016	2.1	12.4	0.8	15.4

Accumulated amortisation
1 Jan 2015	0.2	4.2	0.0	4.5
Additions	0.1	0.9	0.0	1.0

31 Dec 2015	0.3	5.2	0.0	5.5

Additions	0.1	1.0	0.0	1.1

31 Dec 2016	0.4	6.2	0.0	6.6

Net carrying amount

31 Dec 2015	1.3	5.9	0.8	8.0

31 Dec 2016	1.7	6.2	0.8	8.8

Capital expenditures mainly relate to software for the optimisation of production processes at UPP and UPG. As in the prior year, no intangible assets were pledged as collateral for liabilities.

16. Property, plant and equipment and investment property

The carrying amount of property, plant and equipment on the closing date is as follows:

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Land and buildings	47.9	31.0
Plant and machinery	137.5	76.1
Other equipment, furniture and fixtures	3.5	2.4
Payments on account and assets under construction	16.1	30.9
Investment property	0.7	0.7

	205.7	141.1

The development of the historical cost and accumulated depreciation and impairments recorded on property, plant and equipment is as follows:

	Land and buildings EUR m	Plant and machinery EUR m	Other equipment, furniture and fixtures EUR m	Payments on account and assets under construction EUR m	Investment property EUR m	Total EUR m
Cost
1 Jan 2015	39.4	175.7	4.8	6.6	0.7	227.2
Additions	0.0	0.6	0.7	40.3	0.0	41.6
Disposals	0.0	0.0	-0.1	0.0	0.0	-0.1
Reclassifications	0.8	13.0	0.2	-16.0	0.0	-2.0

31 Dec 2015	40.2	189.3	5.6	30.9	0.7	266.7

Additions	0.0	1.1	1.2	81.2	0.0	83.5
Disposals	-0.2	-1.3	-0.1	0.0	0.0	-1.6
Reclassifications	19.1	74.8	0.7	-95.9	0.0	-1.3

31 Dec 2016	59.1	264.0	7.4	16.1	0.7	347.4

Accumulated depreciation
1 Jan 2015	8.3	100.9	2.8	0.0	0.0	111.9
Additions	0.9	12.3	0.5	0.0	0.0	13.7

31 Dec 2015	9.2	113.2	3.2	0.0	0.0	125.6

Additions	2.0	14.2	0.8	0.0	0.0	16.9
Disposals	0.0	-0.9	-0.1	0.0	0.0	-0.9

31 Dec 2016	11.2	126.5	3.9	0.0	0.0	141.6

Net carrying amount
31 Dec 2015	31.0	76.1	2.4	30.9	0.7	141.1

31 Dec 2016	47.9	137.5	3.5	16.1	0.7	205.7

Property, plant and equipment with a total carrying amount of EUR 191.4 million (31 December 2015: EUR 126.2 million) were pledged as collateral for liabilities. This primarily relates to the collateral provided for bank loans. The Company is not entitled to pledge these assets as collateral for other liabilities.

Moreover, the creditor banks hold mortgages and land charges on the land and buildings in Werdohl and Stalowa Wola, Poland.

Obligations to purchase property, plant and equipment amount to EUR 6.6 million (31 December 2015: EUR 48.6 million). In the prior year, the obligations were mainly associated with the new plant in Stalowa Wola, Poland.

In addition, the obligations of the Group arising from finance leases are secured by assigning rights to the leased assets to the lessors. The lease assets have a carrying amount of EUR 11.1 million (31 December 2015: EUR 12.5 million).

The property in Wykroty, Poland, is carried under investment property. The fair value measurement was determined by an independent property valuer, Dagmara Kruzel-Lisek, using the capitalised earnings method based on the prices observable on the market (level 2) and amounting to PLN 2.9 million. Consequently, there is no need to record an impairment loss.

17. Inventories

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Raw materials, consumables and supplies	16.8	14.7
Work in process	11.5	13.3
Finished goods and merchandise	25.7	28.2

	54.1	56.2

Impairments of inventories amounted to EUR 1.9 million (2015: EUR 1.7 million) in the reporting period.

Of total inventories, an amount of EUR 49.8 million is pledged as collateral for liabilities (31 December 2015: EUR 50.8 million).

Inventories are expected to be realised within twelve months.

18. Trade receivables

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Trade receivables	41.3	36.0
Impairment losses	-1.6	-1.8

	39.7	34.3

Trade receivables do not bear interest and have differing terms of payment. Trade receivables with a total carrying amount of EUR 39.3 million (31 December 2015: EUR 34.2 million) were pledged as collateral for liabilities. Please see note 31.7 for more information on “Credit risk management”.

Change in valuation allowances

	2016 EUR m	2015 EUR m
Opening balance	-1.8	-1.4
Newly recognised allowances on trade receivables	-0.4	-0.4
Bad debts	0.6	0.1

Closing balance	-1.6	-1.8

When measuring the recoverable amount of trade receivables any change in the credit rating of the debtor since the terms of payment were granted is considered on the reporting date. There are no notable credit risk clusters on account of the fact that the Group serves Automotive customers with top credit ratings and has a wide customer base in the Accessory business.

No change was made to the method used in the prior year to test the impairment of receivables.

19. Other financial assets

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Financial assets and financial liabilities at fair value through profit or loss
Forward exchange contracts	0.6	0.7
Commodity derivatives (aluminium)	1.0	0.0

	1.6	0.7

Loans and receivables measured at amortised cost
Other	0.8	0.8

	0.8	0.8

	2.4	1.5

of which
Current	1.9	0.9
Non-current	0.5	0.6

	2.4	1.5

Among other items, the line item, “Other” contains claims from pension insurance, claims on employees, security deposits and creditors with debit balances.

20. Other current non-financial assets

Other assets break down as follows:

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Tax credits (VAT)	3.5	6.3
Prepaid expenses	0.8	0.5
Other	1.5	0.5

	5.8	7.3

The line item “Other” mainly consists of reimbursements of energy tax.

21. Issued capital

As of 31 December 2016, the Company reports a share capital of EUR 12.4 million (31 December 2015: EUR 12.4 million; 31 December 2014: EUR 10.0 million) which is fully paid in. The increase in 2015 results from the IPO on 8 May 2015 in the course of which the share capital was increased by 2,400,000 shares. A total of 4,800,000 shares were placed on the Warsaw Stock Exchange.

22. Capital reserve

The capital reserve consists of the additional capital paid in by the parent company in the past beyond issued capital. The following table shows the development of the capital reserve over the relevant reporting periods:

	2016 EUR m	2015 EUR m	2014 EUR m
Opening balance	198.5	114.9	46.3
Non-cash contribution of shares in UPP	0.0	0.0	74.2
Transfers from capital reserve	0.0	0.0	-5.7
Conversion of the shareholder loan from UHM	0.0	24.7	0.0
Transaction costs	0.0	-0.7	0.0
Capital increase from public floatation	0.0	59.6	0.0

Closing balance	198.5	198.5	114.9

EUR 59.6 million of the change in the capital reserve in 2015 results from the issue of new shares in the course of the IPO. Directly allocable transaction costs amounting to EUR 0.7 million were offset against the capital reserve.

Further, the former shareholder loan of UHM was converted into equity in the course of the IPO. Consequently the capital reserve was increased by EUR 24.7 million.

On the one hand, the change in the capital reserve in 2014 results from the transfer of UHM’s shares in UPP (5,100 shares with a total value of EUR 74.2 million) to UW AG for no consideration (non-cash contribution). Thereupon, UW AG transferred the shares in UPP to UIG for no consideration (non-cash contribution) (see note 3). On the other hand, an amount of EUR 5.7 million was withdrawn from the capital reserve in 2014.

23. Revenue reserves

	2016 EUR m	2015 EUR m	2014 EUR m
Opening balance	-10.9	-41.5	29.0
Net profit allocable to the shareholders of the parent company	64.1	40.7	22.8
Profit distributions	-20.5	-10.0	0.0
Acquisition of shares UPP	0.0	0.0	-98.9
Additions to the capital reserve	0.0	0.0	5.7

Closing balance	32.8	-10.9	-41.5

In 2016, revenue reserves increased by a total of EUR 43.7 million due to the comprehensive income of EUR 64.1 million. By resolution dated 19 May 2016, a dividend of EUR 1.65 per share was paid (total compensation: EUR 20.5 million).

In 2015, revenue reserves increased by a total of EUR 30.7 million due to the comprehensive income of EUR 40.7 million. By resolution dated 17 May 2015, as shareholder of UW AG, UHM was paid a dividend of EUR 1.00 per share (total compensation: EUR 10.0 million).

In addition to the parent company’s shareholders right to the net profit for the year, the change in capital reserves in 2014 results from the reclassification from the capital reserve from the acquisition of a share of 52% in UPP. Prior to the acquisition, UW AG indirectly held 48% of the shares in UPP and was included in the consolidated financial statements of UW AG from 1 January 2012 already as it was held under common control (see note 3).

24. Other reserves

Other reserves include actuarial gains and losses (e.g. from a change in the discount rate), results from hedges (see below) and currency translation differences from translating the functional currency of the foreign operations into the presentation currency of the Group (EUR).

Results from hedges comprise gains and losses on the effective portion of the cash flow hedges (see the comments on interest swaps in note 31.5) due to changes in the fair value of the hedges. The accumulated gain or loss from the change in the fair value of the hedging instruments, which is posted to the reserve for hedging instruments, is only recycled through profit and loss when the underlying transaction affects profit and loss. The change in the reserve for hedging instruments in the reporting year is solely due to the change in the fair value of the hedging instruments of EUR -0.1 million (2015: EUR -0.2 million; 2014: EUR -0,1 million).

25. Pension plans / pension provisions

a) Defined contribution plans

All employees of the German entities of the Group are members of a defined contribution plan in the form of the statutory pension scheme into which the employer must pay the contribution rate of 9.35% (2015: 9.35%; 2014: 9.45%) (employer’s contribution) of the employee’s measurement base (“rentenpflichtige Vergütung”). In addition, there is a defined contribution plan in place for the Polish subsidiary in the form of the Polish statutory pension insurance (2016, 2015 and 2014 at 9.76% of the wages and salaries subject to social security).

Expenses of EUR 5.6 million were recorded in the consolidated income statement for defined contribution plans (2015: EUR 4.4 million; 2014: EUR 4.4 million).

b) Defined benefit plans

Immaterial obligations from defined benefit plans exist primarily at UNIWHEELS Production (Germany) GmbH and UNIWHEELS Leichtmetallräder (Germany) GmbH in Germany and at UNIWHEELS Production (Poland) Sp. z o.o. in Poland. The defined obligations are due for payment upon termination of the employment relationship and thereafter in the form of regular pension payments.

The most important inputs affecting the actuarial calculation of the obligation are:

Measurement on
	31 Dec 2016	31 Dec 2015
Discount rate	0-4%	0-3%
Estimated salary trend	0-5%	0-4%
Estimated pension trend	0%	0%

The underlying biometric mortality rates are based on the published statistics for each state and also on experience. In Germany, the 2005 G mortality rates published by Prof. Dr. K. Heubeck were used as the biometric basis for the calculation.

c) Assumptions used in the measurement and sensitivity analysis

In order to determine the scope of the obligation, the interest rate is determined on the respective reporting date using the latest data from the capital markets and a best estimate of the long-term trends that are expected for salaries and pensions. Due to the immaterial amounts, no sensitivity analysis was performed.

26. Provisions

The composition and development of provisions is presented in the following table:

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Non-current provisions	2.1	3.3
Current provisions	1.5	4.4

Total provisions	3.6	7.7

of which:
Non-current pension provisions	0.3	0.3

Other non-current provisions	1.8	3.0
Other current provisions	1.5	4.4

Total other provisions	3.3	7.4

Reconciliation of the opening and closing balances of other provisions in the current fiscal year:

	Benefits paid to employees EUR m	Onerous contracts EUR m	Warranties EUR m	Other EUR m	Total EUR m
1 Jan 2016	2.7	0.5	0.9	3.3	7.4
Additions	0.6	0.0	0.1	0.6	1.3
Utilisations	0.8	0.2	0.0	1.7	2.7
Releases	0.9	0.2	0.0	1.6	2.7

31 Dec 2016	1.6	0.1	1.0	0.6	3.3

	Benefits paid to employees EUR m	Onerous contracts EUR m	Warranties EUR m	Other EUR m	Total EUR m
1 Jan 2015	1.7	0.7	1.0	0.6	4.0
Additions	1.2	0.4	0.3	2.7	4.6
Utilisations	0.2	0.1	0.2	0.0	0.5
Releases	0.0	0.5	0.2	0.0	0.7

31 Dec 2015	2.7	0.5	0.9	3.3	7.4

The provisions for employee benefits comprise obligations for long-service bonuses owed to employees who have served the Company for three to 30 years, obligations from phased retirement plans that were measured on the basis of actuarial reports as well as obligations to pay bonuses.

The provision for onerous contracts relates to individual onerous sales contracts that the Company cannot withdraw from. The obligation has been measured on the basis of the budgeted unit volumes and prices.

The provisions for warranties are based on the best estimate made by management of the net present value of future outflows of economic benefits to settle warranty obligations entered into by the Group. The estimate was based on past experience with warranties and can fluctuate due to the use of new materials, changes to production processes or other factors affecting product quality.

Other provisions mainly include provisions for sales deductions (31 December 2016: EUR 0.4 million; 31 December 2015: EUR 1.3 million). In the prior year they included provisions to cover the adjustments to the price of aluminium in the Automotive division.

27. Financial liabilities

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Derivatives in an effective designated hedge and measured at fair value
Interest derivatives	0.5	0.4

	0.5	0.4

Derivatives held for trading and not in a designated hedge
Forward exchange contracts	0.9	0.7
Interest derivatives	0.0	0.0
Commodity derivatives (aluminium)	0.0	0.7

	0.9	1.3

Financial instruments in the category of other liabilities measured at amortised cost
Bonds	0.0	0.0
Liabilities to banks	60.8	42.4
Finance lease liabilities	2.4	5.2
Other loan liabilities	0.0	0.0
Other	0.6	0.6

	63.8	48.2

	65.1	49.9

of which:
Current	15.0	10.2
Non-current	50.1	39.7

	65.1	49.9

On 27 November 2015, the syndicated loan entered into on 2 September 2014 for a volume of EUR 95.0 million was newly concluded at improved conditions. Now the loan matures in July 2020 and has a floating interest rate. The interest rate is still based on the EURIBOR plus a mark-up that is pegged to predefined financial indicators of the Group. To secure both syndicated loans, the Group pledged its shares in UPP, UPG, UWLM, UIG and UAG as well as other assets. These are presented in the notes to the line items in which they are presented.

The increase in liabilities to banks in fiscal year 2016 is attributable to the loan at IKB Deutsche Kreditbank AG of EUR 20.0 million which was fully drawn on 31 October 2016. The loan is to be used specifically for machines, equipment and production technology which are pledged under this loan agreement. The loan bears interest at a rate of 1.0% p.a. and has to be repaid in quarterly installments by 31 March 2024.

During the fiscal year, scheduled repayments of EUR 6.2 million were made.

28. Trade payables

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Trade payables	62.0	55.0

	62.0	55.0

of which:
Current	62.0	43.7
Non-current	0.0	11.3

	62.0	55.0

Trade payables include liabilities to affiliated companies. Liabilities to UHM of EUR 14.3 million, of which EUR 11.3 million was reported as non-current in the prior year, were scaled back by EUR 3.0 million to EUR 11.3 million in fiscal year 2016 due to payments made. The remainder has been fully reclassified to current trade payables.

29. Finance lease obligations

The Group leases certain production equipment and machinery under the terms of a finance lease. The average term of the lease amounts to 4.5 years (2015: 4.8 years). The Group has the option to acquire the plant and equipment at nominal value at the end of the agreed lease. The finance lease obligations are secured by a retention of title to the leased assets by the lessor.

The liabilities from finance leases are based on the historical interest rates applying at the inception of the respective leases and range between 1.5% and 7.5% (2015: 1.5% and 7.5%) p.a. A reconciliation of the minimum lease payments as of the reporting date to their net present values for the respective periods is presented in the following tables.

	Minimum lease payments
	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Thereof due within one year	1.2	3.1
Thereof due between one and five years	1.2	2.3

	2.4	5.4

Less:
Future borrowing costs	-0.1	-0.2

Present value of minimum lease payments	2.4	5.2

	Present value of minimum lease payments
	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Thereof due within one year	1.2	3.0
Thereof due between one and five years	1.2	2.2

Present value of minimum lease payments	2.4	5.2

	31 Dec 2016 EUR m	31 Dec 2015 EUR m

of which:
Current	1.2	3.0
Non-current	1.2	2.2

	2.4	5.2

30. Other current non-financial liabilities

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Personnel liabilities	6.9	6.4
Liabilities related to social security	2.7	1.7
VAT and other levies	0.8	0.7
Other	3.2	2.1

	13.6	10.9

Liabilities to personnel mainly consist of vacation accrued and flexitime credits.

31. Other disclosures on financial instruments

31.1. Capital risk management

When managing its capital, the objective of UNIWHEELS AG is primarily to be in a position to service its liabilities for the long-term and to retain its financial stability. Under the terms of the syndicated loan agreement, UNIWHEELS AG is obliged to comply with certain financial covenants. These covenants and compliance with them is monitored continuously, along with the net debt and the aging structure of financial liabilities. The overall strategy of the Group has not changed on the strategy pursued in 2015.

31.2. Objectives of the management of financial risks

In the course of its operations the Group is exposed to a range of financial risks. These comprise the market risk (including the currency risk, interest-induced fair value risks, and market price risks), credit risks and liquidity risks.

The Group attempts to minimise the impact of individual risks using derivative financial instruments. The Group does not enter into any financial instruments for speculative purposes, including derivative financial instruments.

31.3. Market risk

The activities of the Group expose it to financial risks that primarily consist of changes in exchange rates, interest rates and commodity prices. The Group enters into derivative financial instruments to manage its existing interest, exchange and price risks. These include:

•	Interest swaps to minimise the risk of rising interest rates

•

Forward exchange contracts to hedge against currency risks arising from payments made in foreign currency to the local payees of the Polish entities. The Polish production entity, UNIWHEELS Production (Poland) Sp. z o.o. uses EUR as its functional currency. In addition, there are transactions to hedge the foreign exchange exposures for purchases of raw materials which are traded in USD.

•	Commodity derivatives (aluminium) are used to hedge against price risks arising from the purchase of commodities.

There were no changes in the nature or methods of risk management in comparison to the prior year.

31.4. Management of currency risks

Certain transactions in the Group are denominated in foreign currency. This results in risks from fluctuations in exchange rates. Currency risks are managed by means of forward exchange contracts used in the framework of economic hedges. The Group has a significant subsidiary in Poland, UNIWHEELS Production Poland Sp. z o.o. The functional currency of the subsidiary is the euro (EUR) as the most significant transactions (purchases, sales, etc.) are concluded in euro. The Group hedges against exchange rate fluctuations of the manufacturing entity in Poland by entering into forward exchange transactions to cover the wages, energy bills, freight costs, etc. on a monthly basis. The derivatives are entered into monthly on the basis of the budget.

Wheels are sometimes purchased and resold in the Accessory business. These transactions are conducted in USD. Consequently, the Group makes forward purchases of USD. Furthermore, forward exchange agreements are entered into for USD to create an economic hedge for purchases of aluminium, which are denominated in USD. As of the reporting date, USD contracts with a face value of USD 0.5 million were still open (31 December 2015: USD 2.4 million).

Sensitivity analysis for currency risks

The Group is exposed to exchange rate changes with regard to the Polish zloty and the US dollar.

The following table presents the impact of a 10% rise or fall in the exchange rate between EUR and PLN and USD from a Group perspective. The sensitivity analysis only includes outstanding monetary items denominated in foreign currency, and adjusts the currency translation as at the end of the period to account for a 10% change in the exchange rate. The sensitivity analysis only includes the forward exchange derivatives carried on the reporting date. A positive number below indicates a rise in net profit or equity if the euro rises by 10% against the respective currency. If the euro falls by 10% against the respective currency, this has a comparable impact on the net profit for the year or equity. Thus the following figures would be negative.

	2016 EUR m	2015 EUR m
EUR +10% against PLN	12.9	10.2
EUR +10% against USD	0.0	0.2

Forward exchange contracts

The following table describes forward exchange contracts in detail as of the reporting date:

Outstanding forward exchange contracts	Average exchange rate		Face value in foreign currencies		Face value in EUR
	2016	2015	2016 FC m	2015 FC m	2016 EUR m	2015 EUR m

Buys PLN
less than 3 months	4.44	4.29	135.9	88.0	30.6	20.5
3 to 6 months	4.46	4.31	120.5	92.6	27.0	21.5
6 to 9 months	4.51	4.22	105.9	119.0	23.5	28.2
9 to 12 months	4.51	4.19	115.1	73.3	25.5	17.5
more than 12 months	4.59	4.35	94.1	63.1	20.5	14.5

			571.5	436.0	127.1	102.2

Buys USD
less than 3 months	—	1.06	0.0	0.7	0.0	0.7
3 to 6 months	—	1.06	0.0	0.6	0.0	0.6
6 to 9 months	1.12	1.06	0.5	0.9	0.4	0.8
9 to 12 months	—	1.06	0.0	0.2	0.0	0.1

			0.5	2.4	0.4	2.2

The corresponding fair values of the forward exchange transactions can be found in notes 19 and 27.

31.5. Management of interest risks

The Group is exposed to interest rate risks as Group entities have taken out borrowings at variable interest rates. The risk is managed by the Group using payer swaps to secure a fixed interest rate in the mid-term.

The interest risk inherent in financial assets and financial liabilities carried by the Group is described in the section on liquidity risks.

Sensitivity analysis to interest risks

The sensitivity analyses presented below were calculated based on the interest exposures of derivatives and non- derivative instruments as of the closing dates of the reporting period. For floating-rate liabilities, the analysis was prepared as if the amount of the liability outstanding as of the end of the reporting period had been outstanding for the whole year. A rise or a fall of 50 base points in the interest rate has been assumed for the purposes of the analysis. This reflects management’s assessment of a reasonably possible change in interest rates.

If the interest rates had been 50 base points higher/lower, with all other variables held constant, the profit of the Group for the fiscal year ended 31 December 2016 would have decreased/increased by EUR 0.2 million and other comprehensive income increased/decreased by EUR 0.4 million (2015: decrease/increase of the profit for the year by EUR 0.2 million; increase/decrease of other comprehensive income by EUR 0.4 million). This is primarily due to interest risks from the Group taking out borrowings at floating rates.

Interest swaps

In an interest swap the Group exchanges fixed and floating interest payments that were calculated on the basis of agreed nominal amounts. Such agreements allow the Group to mitigate the impact of changing interest rates on the fair value of the fixed interest debt instruments carried by the Group and the cash flow risks associated with floating rate debt instruments. The fair value of interest swaps on the balance sheet date is determined by discounting future cash flows using the interest curves published on the reporting date and the credit risks associated with the contracts entered into. The present value is presented below. The average interest rate is based on the amounts outstanding at the end of the fiscal year.

Since 2014 interest swaps have been designated as cash flow hedges whose underlying cash flows will be seen in the reporting periods up to and including 2019. The impact on profit or loss will therefore arise in the reporting periods up to and including 2019.

The following table presents the face values and residual terms of outstanding interest swaps at the end of the period:

	Average fixed interest rate agreed on (%)		Face value EUR m		Fair value EUR m
Outstanding “receive-floating-pay-fixed-swaps”	2016	2015	2016	2015	2016	2015
less than 1 year	—	—	—	—	—	—
1 to 5 years	0.29	0.29	37.6	43.1	-0.5	-0.4

			37.6	43.1	-0.5	-0.4

The interest swaps are settled on a quarterly basis. The variable interest rate of the interest swaps is the three- month EURIBOR. The Group settles the difference between the fixed and variable interest rates on a net basis. In 2015 and 2016, there were no reclassifications from other comprehensive income to profit or loss.

31.6. Commodity price risks

The most significant commodity used in production by the UNIWHEELS Group is aluminium. In this regard, UNIWHEELS enters into supply contracts with a term of up to one year with aluminium suppliers. The price is subject to fluctuation as aluminium is traded on public exchanges (LME price). To minimise the risks and create greater planning certainty and control over the budget, UNIWHEELS secures the purchase prices for aluminium by means of various swaps.

Sensitivity analysis

The following table presents the impact of a 10% rise or fall in the price of aluminium from a Group perspective. The sensitivity analysis only includes the derivatives carried on the reporting date. A positive number below indicates a rise in net profit if the price of aluminium rises by 10%. If the price falls by 10%, this will have a comparable impact on net profit for the year. Thus the following figures would be negative.

	2016 EUR m	2015 EUR m
Profit/loss for the year and equity	1.0	1.3

Aluminium swaps

The positive and negative market values for commodity swaps can be found in notes 19 and 27. The nominal volume (supply volumes) of the forwards in place as of the reporting date amounts to 6,500 t (31 December 2015: 9,100 t). All derivatives carried as of the respective reporting date had a residual term of less than one year.

31.7. Management of credit risks

Credit risk is understood as the risk of a loss for the Group if a contractual party fails to fulfill its contractual obligations. The Group guidelines require business to be solely conducted with contractual partners with suitable credit ratings in order to minimise the risk of counterparty default.

Counterparties in the Automotive business generally enjoy investment grade ratings. Thus thought is only given to reducing business volume when the counterparty is downgraded or there are indications of an imminent downgrading.

Trade receivables in the Accessory business comprise a large number of customers. The Group has issued a guideline on issuing credit to customers by which any unsecured delivery of goods requires a credit rating beforehand and, if certain sales thresholds are reached, credit insurance as well.

Trade receivables comprise amounts that are past-due as of the reporting date but for which the Group has not established any doubtful debt allowances (see below for more information on the age structure). This is due to the fact that the credit ratings had not changed significantly and the collection of the outstanding amounts is considered to be unproblematic.

Age structure of past-due receivables but not impaired

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
less than 30 days	8.1	7.8
30 to 60 days	1.0	0.4
61 to 90 days	0.4	0.6
91 to 180 days	0.2	0.0
more than 180 days	0.2	0.2

	9.9	9.0

Average days past due	22	21

Age structure of impaired receivables

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
less than 30 days	0.1	0.1
30 to 60 days	0.1	0.0
61 to 90 days	0.1	0.1
91 to 180 days	0.1	0.1
more than 180 days	1.2	1.5

	1.6	1.8

The risk of counterparty default with regard to cash equivalents and derivative financial instruments is low as the counterparties are banks with excellent credit ratings issued by internal rating agencies.

Collateral received and other measures to mitigate credit risks

The Group does not have any collateral or other measures to mitigate credit risk from financial assets.

31.8. Management of liquidity risks

In the final instance, responsibility for managing liquidity risks lies with the management, which has installed a suitable concept for managing short-term, mid-term and long-term financing and cash requirements. The Group steers its cash requirements on the basis of a rolling 13-week weekly cash flow projection at the level of the separate entities and also at Group level. This involves comparing the cash flow projections to actual weekly developments and harmonising the profile of due dates of financial assets and financial liabilities and steering utilisation of the credit facility.

Liquidity and interest risk tables

The following tables show the contractually agreed residual terms of non-derivative financial liabilities carried by the Group. The tables are based on undiscounted cash flows from financial liabilities based on the earliest date on which the Group is obliged to pay debt service. The tables consider both interest payments and redemptions of principal. If interest payments are based on variable inputs, the undiscounted amount was measured using the interest curves published on the reporting date.

	Less than 1 year EUR m	1-5 years EUR m	More than 5 years EUR m	Total EUR m

31 Dec 2016
Liabilities from finance leases	1.3	1.2	0.0	2.5
Floating-rate instruments (Term Loan A)	5.8	32.8	0.0	38.6
Fixed-rate instruments	14.4	11.1	6.1	31.6
Trade payables and other financial liabilities	51.0	0.0	0.0	51.0

	72.5	45.1	6.1	123.7

	Less than 1 year EUR m	1-5 years EUR m	More than 5 years EUR m	Total EUR m
31 Dec 2015
Liabilities from finance leases	3.1	2.2	0.0	5.3
Floating-rate instruments (Term Loan A)	5.8	38.6	0.0	44.4
Fixed-rate instruments	3.8	12.5	0.0	16.3
Trade payables and other financial liabilities	44.3	0.0	0.0	44.3

	57.1	53.3	0.0	110.4

The following table shows an analysis of the Group’s liquidity in relation to derivative financial instruments. The table is based on the undiscounted cash outflows aggregated for the respective year for derivative financial instruments.

	Less than 3 months EUR m	From 3 months to 1 year EUR m	1-5 years EUR m	Total EUR m
31 Dec 2016
Net effectiveness of interest swaps	0.0	-0.1	-0.1	-0.2

	0.0	-0.1	-0.1	-0.2

31 Dec 2015
Net effectiveness of interest swaps	0.0	-0.1	-0.3	-0.4

	0.0	-0.1	-0.3	-0.4

31.9. Fair value measurement

This note explains how the Group measures the fair value of its financial assets and liabilities. Beyond this, the carrying amounts and fair values of the various financial assets and financial liabilities are presented in accordance with IFRS 7. This summarises the significance of the financial instruments for the Group.

Fair value of financial assets and liabilities that are regularly remeasured at fair value

A number of the financial assets and liabilities carried by the Group are measured at fair value on the reporting date. The following table contains information on how the fair value of these financial assets and liabilities is measured (including the measurement methods and input parameters).

Due to the fact that the Banks enjoy excellent credit ratings, no credit value adjustments were recorded on grounds of immateriality. The Group’s own rating has been considered in the measurement of its own liabilities by factoring in the Group’s own risk premium.

Financial assets / financial liabilities	Fair value		Hierarchy	Valuation techniques and significant inputs	Significant inputs not observable on an active market	Ratio of non- observable inputs to fair value
	31 Dec 2016	31 Dec 2015
1) Forward exchange contracts (see notes 19 and 27)	Assets: EUR 0.6 million	Assets: EUR 0.7 million	Level2	Discounted cash flow method: future cash flows estimated on the basis of forward rates (observable on the reporting date) and agreed forward exchange rates and discounted using interest curves published on the reporting date	n/a	n/a
	Liabilities: EUR 0.9 million	Liabilities: EUR 0.7 million

2) Interest swaps (see notes 19 and 27)	Liabilities: EUR 0.4 million	Liabilities: EUR 0.4 million	Level2	Discounted cash flow method: future cash flows estimated basis on the of forward interest rates (observable interest curves on the reporting date) and agreed forward interest rates and discounted using interest curves published on the reporting date	n/a	n/a

3) Commodity swaps (see note 19 and 27)	Assets: EUR 1.0 million	Assets: EUR 0.0 million	Level2	Discounted cash flow method: future cash flows estimated on the basis of forward prices (observable commodity prices on the reporting date) and agreed forward prices and discounted using interest curves published on the reporting date	n/a	n/a
	Liabilities: EUR 0.0 million	Liabilities: EUR 0.7 million

No transfers were made between level 1 and 2 in the reporting period.

Fair value of financial assets and liabilities that are not regularly remeasured at fair value but which need to be disclosed at fair value

Apart from the instruments depicted in the following table, management believes the carrying amount of financial assets and liabilities in the statement of financial position is a close approximation of fair value.

	31 Dec 2016		31 Dec 2015
	Carrying amount EUR m	EUR m	Fair value carrying amount EUR m	Fair value EUR m

Financial liabilities
Financial liabilities measured at amortised cost
- Bank loans	56.9	56.2	42.4	41.5

Total	56.9	56.2	42.4	41.5

	31 Dec 2016
	Level 1 EUR m	Level 2 EUR m	Level 3 EUR m	Total EUR m

Financial liabilities
Financial liabilities measured at amortised cost
- Bank loans	0.0	56.2	0.0	56.2

Total	0.0	56.2	0.0	56.2

	31 Dec 2015
	Level 1 EUR m	Level 2 EUR m	Level 3 EUR m	Total EUR m

Financial liabilities
Financial liabilities measured at amortised cost
- Bank loans	0.0	41.5	0.0	41.5

Total	0.0	41.5	0.0	41.5

The fair value of the above level 2 financial assets and liabilities has been determined in accordance with the discounted cash flow method which is widely accepted. A key input in the valuation is the discount rate. Allocation to the various levels in 2016 has not changed on the treatment in the prior year.

32. Additional notes to the consolidated cash flow statement

For the purposes of the consolidated cash flow statement, cash and cash equivalents comprises, cash on hand, bank deposits with terms of less than three months and overdrafts that are payable on demand which are an integral component of the Company’s cash management.

Cash and cash equivalents at the end of the period break down as follows:

	31 Dec 2016 EUR m	31 Dec 2015 EUR m	31 Dec 2014 EUR m
Cash and cash equivalents	22.6	39.3	20.8
Overdrafts	4.4	0.0	0.0

	18.2	39.3	20.8

In 2014, the bank accounts of certain entities of the UW AG Group were pledged as collateral to secure a loan facility (EUR 20.7 million). With the renegotiation of the loan agreement dated 27 November 2015, this pledge was revoked.

Furthermore in 2014, the Group entered into finance leases totalling EUR 2.1 million which are presented under other non-cash expenses and income.

In fiscal year 2015, the former shareholder loan of UHM of EUR 24.7 million was converted into equity without any impact on cash (see note 22).

33. Other risks, contingent liabilities and contingent assets

Various Group entities have performed off-balance-sheet transactions in the form of factoring. As of 31 December 2016 receivables of EUR 12.0 million (31 December 2015: EUR 12.6 million) were not recorded on the face of the statement of financial position. Risks for the Company relate to the existing retention of receivables, which amounts to 10% of the factored receivables. In addition, there are factoring fees which are charged on to the Group entities.

In Poland, the Company conducts its activity in the special economic zone of Stalowa Wola which provides economic benefits, particularly in the form of tax credits. Approval for exercising economic activity in the zone is tied to certain conditions primarily related to the amount of capital expenditure and the size of the headcount. However, the Company does not see any indication for it not meeting these conditions. However, if one of the conditions for the operating licence is breached, the Company risks losing the benefits associated with doing business in the special economic zone (see the section on deferred taxes).

34. Operating leases

Leases

Operating leases primarily comprise leases for vehicles and office equipment and have terms of three to five years. Moreover, there are also leases for buildings, particularly the logistics centre in Bad Dürkheim and the new technology centre in Lüdenscheid. Most of the expected minimum lease payments for non-cancellable operating leases result from the leases for these buildings. The lease for the logistics building in Bad Dürkheim includes a progressive rent clause and a term of 25 years, expiring in 2027. There is no option to prolong the lease but it is equipped with a purchase option exercisable upon termination. The lease for the technology centre in Lüdenscheid has a fixed rent and a term of 10 years, expiring in 2026. The fixed rent is secured by a price escalation clause that is oriented on the consumer price index. The Group does not carry any onerous leases or lease incentive agreements.

Payments recorded as expenses

	2016 EUR m	2015 EUR m	2014 EUR m
	3.4	3.8	3.9

Minimum lease payments	3.4	3.8	3.9

Non-cancellable leases

	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Less than 1 year	2.1	2.1
Between 1 and 5 years	6.0	6.0
More than 5 years	7.2	8.0

	15.3	16.1

35. Related party transactions

Related parties as defined by IAS 24 (Related Party Disclosures) are legal or natural persons who can exercise significant influence or control over UNIWHEELS AG and its subsidiaries or who are subject to significant influence or control by UNIWHEELS AG or its subsidiaries. These primarily include the parent company, UNIWHEELS Holding (Malta) Ltd., and its subsidiaries that do not belong to the consolidated group of UW AG. In addition, Rasch Holding Ltd. can exercise influence over UNIWHEELS AG via its 93.5 % holding in UNIWHEELS Holding (Malta) Ltd.

Intercompany balances and transactions between the Company and its subsidiaries that also qualify as related parties are eliminated in the course of consolidation and are not disclosed in this note. Details on the transactions between the Group and other related parties are disclosed below.

a) Transfers of goods and services

In the course of the fiscal year, the Group entities carried out the following transactions with related parties which do not belong to the Group:

	Sale of goods and services
	2016 EUR m	2015 EUR m	2014 EUR m
UNIWHEELS Holding (Malta) Ltd.	0.0	0.0	0.0
Subsidiaries of UNIWHEELS Holding (Malta) Ltd.	0.0	0.2	0.7

	Purchase of goods and services
	2016 EUR m	2015 EUR m	2014 EUR m
UNIWHEELS Holding (Malta) Ltd.	4.5	4.4	2.5
Subsidiaries of UNIWHEELS Holding (Malta) Ltd.	0.0	0.4	0.1
Other related parties in the Rasch Group	0.0	0.0	2.2

	Interest income
	2016 EUR m	2015 EUR m	2014 EUR m
UNIWHEELS Holding (Malta) Ltd.	0.0	0.0	0.0
Subsidiaries of UNIWHEELS Holding (Malta) Ltd.	0.2	0.3	0.4

	Interest expense
	2016 EUR m	2015 EUR m	2014 EUR m
UNIWHEELS Holding (Malta) Ltd.	0.9	1.3	1.6
Subsidiaries of UNIWHEELS Holding (Malta) Ltd.	0.1	0.2	0.3
Other related parties in the Rasch Group	0.0	0.0	0.3

The following balances were outstanding at the end of the reporting period:

	Trade and other receivables
	31 Dec 2016 EUR m	31 Dec 2015 EUR m
Subsidiaries of UNIWHEELS Holding (Malta) Ltd.	0.4	0.4

	Trade payables and other liabilities
	31 Dec 2016 EUR m	31 Dec 2015 EUR m
UNIWHEELS Holding (Malta) Ltd	11.9	14.9
Subsidiaries of UNIWHEELS Holding (Malta) Ltd.	0.0	0.2

The balances outstanding at the end of the period are not secured, bear no interest and are settled in cash. No guarantees are issued or received in this regard. No bad debts or doubtful debts were recorded with related parties in the reporting year or the prior year.

The services drawn from UNIWHEELS Holding (Malta) Ltd. consist primarily of services related to financing, marketing, corporate transactions and investments, legal counsel, personnel issues, technical assistance for production and administration.

b) Compensation paid to key employees

Key employees comprise the managing directors of the individual Group entities. These individuals received the following emoluments in the fiscal year:

	Compensation paid to key employees
	2016 EUR m	2015 EUR m	2014 EUR m
Compensation paid to management of which:	2.1	2.4	1.5
Short-term benefits	1.9	1.9	1.5
Long-term benefits	0.2	0.1	0.0
Post-employment benefits	0.0	0.3	0.0
Share-based compensation (change in the provision)	0.0	0.1	0.0

In 2016, compensation paid to the Management Board of UNIWHEELS AG amounted to EUR 1.1 million (2015:

EUR 0.6 million).

The long-term benefits include long-term bonuses. These are measured on the business value or market capitalisation and the net debt ratio of the Company (as reported in the consolidated financial statements). In the case of one member of the Management Board, 50% will only be paid out when the business value in 2018 is not more than 10% lower than the average business value in fiscal years 2015 to 2017. In the fiscal year, a provision of EUR 0.2 million (2015: EUR 0.1 million) was recorded through profit or loss corresponding to the fair value at the time the bonuses were granted.

The Management Board of UW AG received phantom stock in 2015 involving 1,938 shares which from 2016 onwards result in an annual cash compensation corresponding to the earnings per share as long as the phantom stock is held. The phantom stock can be sold within ten years and the maximum payable cash compensation from the sale of the phantom stock is limited to contractually specified amounts dependent on the duration of the holding. As of the reporting date, the provision amounts to EUR 0.1 million.

By resolution of the annual general meeting dated 10 April 2015, the compensation paid to the individual members of the Management Board is not disclosed.

c) Compensation paid to the Supervisory Board

The compensation of members of the Supervisory Board amounted to EUR 0.2 million in the reporting year (2015: EUR 0.2 million; 2014: EUR 0.1 million).

36. Employees

The average headcount breaks down as follows:

	2016	2015	2014
Salaried employees	404	369	340
Wage earners	2,514	2,170	2,026

	2,918	2,539	2,366

37. Auditor’s fees

The fees for the services rendered by the independent auditor, Ebner Stolz GmbH & Co. KG, break down as follows:

	2016 EUR k	2015 EUR k	2014 EUR k
Audit services	248	225	197
Other attestation services	12	74	144
Other services	30	14	7

	290	313	348

38. Corporate boards

The members of the Management Board of UNIWHEELS AG are:

Ralf Schmid (CEO and Chairman of the Management Board of the UNIWHEELS Group until 21 January 2016), Swieqi, Malta

Dr. Thomas Buchholz (Chief Automotive Officer and Deputy Chairman of the UNIWHEELS Group from 10 August 2015 to 20 January 2016; Chairman of the Management Board since 21 January 2016), Leimen

Dr. Karsten Obenaus (CFO of the UNIWHEELS Group), Neustadt, Weinstraße

Dr. Wolfgang Hiller (Chief Operating Officer of the UNIWHEELS Group since 1 June 2016), Neuenrade

The members of the Supervisory Board of UNIWHEELS AG are:

Ralf Schmid (entrepreneur), Swieqi, Malta (member and Chairman of the Supervisory Board since 21 January 2016)

Dr. Wolfgang Baur (business consultant), Stuttgart (Deputy Chairman of the Supervisory Board) Michael Schmid (technician), Swieqi, Malta

Beata Olejnik (managing director of UHM), Sliema, Malta (member and Chairwoman of the Supervisory Board until 20 January 2016)

The Company is represented jointly by two Management Board members or by one Management Board member together with one person holding power of attorney.

39. Declaration of conformity

The declaration of conformity pursuant to Sec. 161 AktG with respect to the recommendations of the German Corporate Governance Code published by a commission of the Federal Ministry of Justice has been issued by the Management Board and the Supervisory Board and published on the website of UNIWHEELS AG (www.uniwheels.com). It is thus permanently available to the general public. It is part of the declaration on corporate governance pursuant to Sec. 289a HGB.

40. Use of Sec. 264 (3) HGB

The following subsidiaries included in these consolidated financial statements made use of the reporting exemption pursuant to Sec. 264 (3) HGB:

•	ATS Leichtmetallräder (Germany) GmbH
•	UNIWHEELS Leichtmetallräder (Germany) GmbH
•	UNIWHEELS Automotive (Germany) GmbH
•	UNIWHEELS Investment (Germany) GmbH
•	UNIWHEELS OEM (Germany) GmbH

41. Subsequent events

On 23 March 2017 the management board of UNIWHEELS AG was notified by its majority shareholder, UNI- WHEELS Holding (Malta) Ltd. (“UHM”) that UHM had signed an irrevocable undertaking with Superior Industries International Inc. (“Superior”) by which it would sell all of its shares in the company (roughly 61.29% of the out- standing capital of the Company) to Superior Industries Germany AG, a wholly-owned subsidiary of Superior. More- over, the Company was informed that Superior Industries International Germany AG would initiate a tender offer for 100% of the shares of the company, including the shares held by UHM. Superior offers cash of PLN 236.07 for each share covered by the bid, which corresponds to the three month weighted average share price of the shares of the Company prior to the announcement of the tender offer. More details on the tender offer can be found at: www.uniwheels.com/uwag/fileadmin/user_upload/PDF/Currentreports/2017/uniwheels_tender_offer.pdf.

A successful conclusion to the tender offer would create one of the world’s largest producers of aluminium wheels.

On the same day, the management board signed a Business Combination Agreement (“BCA”) with Superior. Under the terms of the BCA UNIWHEELS has made a commitment—subject to the applicable law and certain other requirements—to support the tender offer by recommending its shareholders to accept the tender offer and the rationale behind it in keeping with Polish law. The BCA also contains the most important terms and conditions governing the cooperation between the company and Superior in the coming three years. The objective is to support the growth strategy of the company. The BCA provides for the successful accessory business and brand rights to the top value brands, ATS, RIAL, ALUTEC and ANZIO, remaining with the company. In addition, Superior intends to retain the registered headquarters in Bad Dürkheim and the locations in Bad Dürkheim, Fußgönheim, Lüdenscheid, Werdohl and Stalowa Wola, and to keep the headcount of the UNIWHEELS Group generally at the current level in keeping with the future growth in volume. Superior has expressed its confidence in the current members of the management board of UNIWHEELS and will continue to support the management board and the key management team of the company.

On 7 April 2017 the UNIWHEELS Group published a statement by the management board of UNIWHEELS AG in connection with the tender offer from Superior. According to this statement, the management board has come to the conclusion that the price offered for the shares in the Company in the tender offer correspond to their fair value. The tender offer began on 12 April 2017 and is expected to terminate on 22 May 2017.

There have been no other events that are of significance for assessing the net assets, financial position and result of operations of UW AG.

42. Ratification of the financial statements

The consolidated financial statements were approved by the Management Board on 8 May 2017 and released for publication.

UNIWHEELS AG

Bad Dürkheim, 8 May 2017

The Management Board

Dr. Thomas Buchholz                    Dr. Wolfgang Hiller                    Dr. Karsten Obenaus

Independent auditors’ report

We have audited the accompanying consolidated financial statements of UNIWHEELS AG, Bad Dürkheim/Germany, and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of 31 December 2016 and 2015, and the consolidated statements of comprehensive income, changes in equity, and cash flows for the fiscal years ended 31 December 2016, 2015 and 2014, and the related notes to the consolidated financial statements.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB (“Handelsgesetzbuch”: “German Commercial Code”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UNIWHEELS AG, Bad Dürkheim/Germany, and its subsidiaries as of 31 December 2016 and 2015, and the results of their operations and their cash flows for the fiscal years ended 31 December 2016, 2015 and 2014 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and the additional requirements of German commercial law pursuant to Sec. 315a (1) HGB (“Handelsgesetzbuch”: “German Commercial Code”).

Stuttgart/Germany, 8 May 2017

Ebner Stolz GmbH & Co. KG

Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft

Dr. Wolfgang Russ	Thomas Epple
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)